Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

among

CITADEL BROADCASTING CORPORATION,

CERTAIN LENDERS,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A.

and

DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents, and

CREDIT SUISSE SECURITIES (USA) LLC

and

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Documentation Agents

Dated as of December 10, 2010

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 1.1A	Commitments
Schedule 3.1	Letters of Credit
Schedule 5.9	No Default
Schedule 5.11(a)	Domestic Subsidiaries
Schedule 5.11(b)	Foreign Subsidiaries
Schedule 5.18	Financing Statements and Other Filings
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.4	Existing Contingent Obligations
Schedule 8.7	Existing Investments, Loans and Advances
Schedule 8.10	Transactions with Affiliates
Schedule 8.16	Stations in Trust / Owned Stations Under LMA Agreements
EXHIBITS:
Exhibit A	Form of Guarantee and Collateral Agreement
Exhibit B-1	Form of Company Closing Certificate
Exhibit B-2	Form of Subsidiary Guarantor Closing Certificate
Exhibit C	Form of L/C Participation Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Forms of Exemption Certificate
Exhibit F	Form of Swing Line Loan Participation Certificate
Exhibit G	Form of Discounted Prepayment Option Notice
Exhibit H	Form of Lender Participation Notice
Exhibit I	Form of Discounted Voluntary Prepayment Notice

CREDIT AGREEMENT, dated as of December 10, 2010, among CITADEL BROADCASTING CORPORATION, a Delaware corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A. and DEUTSCHE BANK SECURITIES INC., as co-syndication agents and CREDIT SUISSE SECURITIES (USA) LLC and THE ROYAL BANK OF SCOTLAND PLC, as co-documentation agents.

WHEREAS, the Company, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, have entered into that certain Credit Agreement dated as of June 3, 2010 (as amended, supplemented or otherwise modified, the “Existing Credit Agreement”); and

WHEREAS, the Company intends to refinance (the “Refinancing”) the obligations outstanding under the Existing Credit Agreement with the proceeds of (a) credit facilities comprised of a $350,000,000 term loan facility and a $150,000,000 revolving credit facility and (b) the issuance of $400,000,000 in senior unsecured notes in a Rule 144A private placement (collectively, the “Transactions”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.0%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively. Notwithstanding the foregoing, in respect of any Term Loans that are ABR Loans, ABR shall at all times not be less than 2.0%.

“ABR Loans”: Loans whose interest rate is based on the ABR.

“Acceptable Discount”: as defined in subsection 4.24.

“Acceptance Date”: as defined in subsection 4.24.

“Additional Lender”: as defined in subsection 4.27.

“Administrative Agent”: JPMCB, together with its affiliates, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Section 10.

“Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, either to (x) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of such Lender’s Aggregate Revolving Credit Extensions of Credit plus such Lender’s participating interests in Swing Line Loans.

“Aggregate Revolving Credit Extensions of Credit”: at any particular time, the sum of (a) the aggregate then outstanding principal amount of the Revolving Credit Loans, (b) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (c) the aggregate amount of Revolving L/C Obligations.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Discount”: as defined in subsection 4.24.

“Applicable Margin”: (a) for each Revolving Credit Loan, 3.25% per annum in the case of a Eurodollar Loan or 2.25% per annum in the case of an ABR Loan, (b) for each Term Loan, 3.25% per annum in the case of a Eurodollar Loan or 2.25% per annum in the case of an ABR Loan and (c) for each Swing Line Loan, 2.25% per annum. Notwithstanding the foregoing, the Applicable Margin in respect of any tranche of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Approved Fund”: as defined in subsection 11.6(c).

“Arrangers”: JPMorgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (successor by merger to Banc of America Securities LLC) and Deutsche Bank Securities Inc., in their capacity as arrangers of the Commitments.

“ASC”: the FASB Accounting Standards Codification.

“Asset Sale”: any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by the Company or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Company (except sales, assignments, conveyances, transfers and other dispositions permitted by subsection 8.6 (other than clauses (e), (f), (g) and (y) thereof).

“Assignee”: as defined in subsection 11.6(c).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit D hereto.

“Available Amount”: at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of:

(a) $85,000,000; plus

(b) 100% of Cumulative Retained Excess Cash Flow for all fiscal years prior to the Available Amount Reference Time; plus

(c) 100% of the Net Proceeds received by the Company from the issuance or sale of its common stock during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time (but excluding any such Net Proceeds applied for Restricted Payments under subsection 8.8(c)); minus

(d) the aggregate amount of any Investment made pursuant to subsection 8.7(q), any Restricted Payment made pursuant to subsection 8.8(b) and any payment made pursuant to subsection 8.18(b)(ii) during the period commencing on the Closing Date and ending on the Available Amount Reference Time (and, for purposes of this clause (d), without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time) at a time that the Company or such Subsidiary is required to use the Available Amount and limited to the portion of the Available Amount used for such transaction.

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit, (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of Revolving L/C Obligations and (iv) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Revolving Credit Commitments pursuant to subsection 4.9 the amount referred to in this clause (iv) shall be zero; collectively, as to all the Lenders, the “Available Revolving Credit Commitments”.

“Bankruptcy Event”: with respect to any Person, such Person or its Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its Parent.

“Benefited Lender”: as defined in subsection 11.7 hereof.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing Date”: any Business Day, or, in the case of Eurodollar Loans, any Working Day, specified in a notice pursuant to (a) subsection 3.7 or 4.1 as a date on which the Company requests JPMCB to make Swing Line Loans or the Lenders to make Revolving Credit Loans hereunder or (b) subsection 3.5 as a date on which the Company requests the Issuing Lender to issue a Letter of Credit hereunder.

“Broadcast License Subsidiary”: a wholly-owned Subsidiary of the Company that (x) owns no material assets other than FCC Licenses and related rights and (y) has no material liabilities other than (i) trade payables incurred in the ordinary course of business and (ii) tax liabilities, other governmental charges and other liabilities incidental to ownership of such rights.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”: for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by subsection 8.7) which are set forth on the consolidated statement of cash flows of the Company for such period as “capital expenditures” in accordance with GAAP.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Closing Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Closing Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Capital Stock shall not be deemed to be Capital Stock, unless and until any such instruments are so converted or exchanged.

“Cash Equivalents”:

(a) United States dollars;

(b) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $300,0000,000;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above and in U.S. dollars;

(e) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof, in U.S. dollars;

(f) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in U.S. dollars;

(g) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in U.S. dollars;

(j) Investments with weighted average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in U.S. dollars; and

(k) credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Company’s balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than U.S. dollars; provided that such amounts are converted into U.S. dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change in Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of more than 35% of any class of capital stock of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated or (c) the occurrence of a “Change of Control” (or similar event) as defined in (i) the Senior Note Indenture or (ii) any indenture or agreement in respect of a Permitted Refinancing in respect of the Senior Notes.

“Change in Law”: with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of subsection 4.12(b) or 4.20, any corporation controlling such Lender; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date”: the date on which each of the conditions precedent to the effectiveness of this Agreement contained in subsection 6.1 has been either satisfied or waived and the initial Loans are made hereunder, in accordance with the terms and provisions of Section 6.

“Closing Fee”: as defined in subsection 4.10(b).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commercial L/C”: a commercial documentary Letter of Credit under which the relevant Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or any Subsidiary thereof in connection with the purchase of goods or services in the ordinary course of business.

“Commitments”: the collective reference to the Term Loan Commitments, the Swing Line Commitment, the Revolving Credit Commitments and any Extended Revolving Credit Commitment; individually, a “Commitment”.

“Commitment Percentage”: with respect to any Lender, any of the Term Loan Commitment Percentage and the Revolving Credit Commitment Percentage of such Lender, as the context may require.

“Company”: as defined in the preamble hereto.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Company (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsections 4.12, 4.19, 4.20, 4.21 or 4.22 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confirmation Order”: that certain order confirming the Reorganization Plan pursuant to applicable sections of the Bankruptcy Code entered by the Bankruptcy Court on May 19, 2010.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Company and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period of the Company and its Subsidiaries, the consolidated net income ((i) including net income and losses from discontinued operations, (ii) excluding all income tax expense or benefit to the extent that the effect of such item has entered into the determination of consolidated net income whether based on income, profits or capital, including federal, foreign state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, (iii) excluding extraordinary items, as well as unusual gains, losses and charges and gains and losses arising from the proposed or actual disposition of material assets (what constitutes material assets to be reasonably determined by the Company in good faith) whether such losses or gains are classified as discontinued operations, continuing operations or extraordinary items, (iv) excluding minority interest and (v) excluding to the extent reflected in the statement of consolidated net income for such period, the sum of (a) interest expense (net of interest income), including costs recognized from interest rate hedges, amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Letters of Credit, (b) depreciation and amortization expenses whether such expenses are classified as discontinued operations or continuing operations including acceleration thereof and including the amortization of the increase in inventory, if any, resulting from the application of ASC 805, “Business Combinations” for transactions contemplated by this Agreement (including Permitted Acquisitions), (c) any impairment expense or write-off with respect to goodwill, other intangible assets, long-lived asset, joint ventures, assets held for sale, variable interest entities resulting from the application of ASC 810, “Consolidation,” and investment in debt and equity securities pursuant to GAAP, (d) compensation expenses arising from the sale of stock, the granting of stock options, restricted stock, restricted stock units, dividends on unvested shares, the granting of stock appreciation rights, termination of stock based rewards in connection with the Plan and similar stock based arrangements, (e) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under ASC 715, “Compensation—Retirement Benefits” and ASC 712, “Compensation—Nonretirement Postemployment Benefits” over the cash expense in respect of such post-retirement benefits and post-employment benefits, (f) all non-cash gains or losses incurred in connection with the disposition of assets, (g) all costs relating to hedging arrangements or the unwinding of hedging arrangements, (h) other non-cash expenses or charges, including asset retirement obligations and supplemental executive retirement obligations, (i) non-recurring expenses recognized for restructuring costs in a cash amount not to exceed $35,000,000 in the aggregate during the term of this Agreement, including but not limited to severance costs, relocation costs, integration and facilities costs, signing costs, retention or completion bonuses and transition costs, (j) restructuring or reorganization charges or reserves relating to the transactions contemplated by the Reorganization Plan as described on Schedule 1.1(A), to the extent deducted in computing consolidated net income, (k) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption, (l) all transactional costs and any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Financing Transactions (as defined in the Existing Credit Agreement) and the Transactions, this Agreement and the other Credit Documents, and (m) any charges, expenses and write-offs deducted in calculating consolidated net income for such period for purchase accounting adjustments, provided that Consolidated EBITDA for any such period shall exclude the cumulative effect of changes in GAAP or accounting principle(s) subsequent to the date hereof.

The financial results of joint ventures and variable interest entities shall be excluded in calculating “Consolidated EBITDA” except that Consolidated EBITDA for any period shall be increased by the amount of cash dividends paid by such joint ventures and variable interest entities to the Company or any of its wholly-owned Subsidiaries.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Measurement Period”) pursuant to any determination (i) if at any time during such Measurement Period, the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Measurement Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Measurement Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Measurement Period and (ii) if during such Measurement Period, the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Measurement Period. As used in this Agreement, “Material Acquisition” means the acquisition of any separate asset, business or lines of business for a purchase price (or in the case of a Permitted Asset Swap, the value of the assets subject to such Permitted Asset Swap) in excess of $25,000,000; and “Material Disposition” means any sale or other disposition of property or series of related sales or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000. Calculations of Consolidated EBITDA shall take into account any identifiable cost savings from Material Acquisitions and Material Dispositions documented to the reasonable satisfaction of the Administrative Agent.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010, Consolidated EBITDA for such fiscal quarters shall be $59,243,000, $44,636,000, $72,296,000 and $66,058,000 respectively.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all cash commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Swap Agreements in respect of interest rates to the extent such net cash costs are allocable to such period in accordance with GAAP) but excluding changes in the fair value of such Swap Agreements in accordance with GAAP); provided that Consolidated Interest Expense for the period of four consecutive fiscal quarters ending December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011 shall be deemed to equal Consolidated Interest Expense for the period commencing on the Closing Date and ending on December 31, 2010, March 31, 2011, June 30, 2011 or September 30, 2011, as applicable, (the “Actual Days Elapsed”) multiplied by a ratio equal to (x) 360 divided by (y) the Actual Days Elapsed.

“Consolidated Senior Secured Debt”: as of any date of determination, Consolidated Total Indebtedness secured by a Lien on any of the assets of the Company or any of its Subsidiaries.

“Consolidated Senior Secured Leverage Ratio”: for any period of four consecutive fiscal quarters, as of the end of such period the ratio of (a) Consolidated Senior Secured Debt (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) as of the end of such period to (b) Consolidated EBITDA for such period, provided that the Consolidated Senior Secured Leverage Ratio for any period of four consecutive fiscal quarters shall be calculated giving pro forma effect to any Indebtedness incurred or repaid in connection with a Material Acquisition or Material Disposition occurring during the relevant Measurement Period as if such Indebtedness had been incurred or repaid on the first day of such period.

“Consolidated Total Indebtedness”: as of any date of determination, all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: for any period of four consecutive fiscal quarters, as of the end of such period the ratio of (a) Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) as of the end of such period to (b) Consolidated EBITDA for such period, provided that the Consolidated Total Leverage Ratio for any period of four consecutive fiscal quarters shall be calculated giving pro forma effect to any Indebtedness incurred or repaid in connection with a Material Acquisition or Material Disposition occurring during the relevant Measurement Period as if such Indebtedness had been incurred or repaid on the first day of such period.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Credit Documents”: the collective reference to this Agreement, the Notes, the Guarantee and Collateral Agreement and any Mortgage or other security document executed and delivered pursuant to the terms of subsection 7.10.

“Credit Parties”: the collective reference to the Company and each Subsidiary which is a party, or which at any time becomes a party, to a Credit Document.

“Cumulative Retained Excess Cash Flow”: an amount equal to (a) the cumulative amount of Excess Cash Flow for each fiscal year of the Company (commencing with the fiscal year ending December 31, 2011) ended since the Closing Date minus (b) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date to the prepayment of Term Loans in accordance with subsection 4.6(c).

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that, in the reasonable determination of the Administrative Agent, (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived in accordance with subsection 11.1, (b) has notified the Company or any Lender Party in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived in accordance with subsection 11.1), (c) has failed, within three Business Days after written request by the Administrative Agent, the Issuing Lender, the Swing Line Lender or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Discount Range”: as defined in subsection 4.25.

“Discounted Prepayment Option Notice”: as defined in subsection 4.25.

“Discounted Voluntary Prepayment”: as defined in subsection 4.25.

“Discounted Voluntary Prepayment Notice”: as defined in subsection 4.25.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 180 days after the Term Loan Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Company other than a Foreign Subsidiary.

“ECF Percentage”: 50%; provided, that, with respect to any fiscal year of the Company, the ECF Percentage shall be reduced to 0% if (i) the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is equal to or less than 1.25 to 1.0 and (ii) the Consolidated Total Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.0 to 1.0.

“Environmental Laws”: any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during any Interest Period for any Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Working Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which JPMCB is offered Dollar deposits at or about 10:00 A.M., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the foreign currency and exchange operations in respect of its Eurodollar Loans then are being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Lending Office”: the office of each Lender which shall be maintaining its Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirement

; provided that, in respect of any Term Loans that are Eurodollar Loans, the Eurodollar Rate shall be at all times not less than 1.0%.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) consolidated net income of the Company for such period, (ii) the amount of all non-cash charges (including, without limitation, depreciation and amortization) deducted in arriving at such consolidated net income, (iii) decreases in Consolidated Working Capital for such period, and (iv) the aggregate net amount of non cash loss on the disposition of property by the Company and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such consolidated net income less (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such consolidated net income, (ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) of the Company and its Subsidiaries made during such period (other than in respect of any revolving credit facility (including the Revolving Credit Facility) to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such period, (v) the aggregate net amount of non-cash gain on the disposition of property by the Company and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such consolidated net income and (vi) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such period on account of professional fees that have not been deducted in the calculation of consolidated net income for such period.

“Excess Cash Flow Application Date”: as defined in subsection 4.6(c).

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Letters of Credit”: as defined in subsection 3.3(c).

“Extended Revolving Credit Commitment”: as defined in subsection 4.26(a).

“Extended Term Loans”: as defined in subsection 4.26(a).

“Extending Revolving Lender”: as defined in subsection 4.26(a).

“Extending Term Lender”: as defined in subsection 4.26(a).

“Extension”: as defined in subsection 4.26(a).

“Extension Offer”: as defined in subsection 4.26(a).

“Facility”: each of (a) the Term Loan Commitments and Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“FASB”: the Financial Accounting Standards Board

“FATCA”: Sections 1471 through 1474 of the Code as of the date hereof.

“FCC”: the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.

“FCC Licenses”: licenses issued by the FCC to the Company or any of its Subsidiaries.

“Foreign Acquisition”: any acquisition by the Company or any of its Subsidiaries pursuant to which (a) all of the acquired or newly formed Subsidiaries are Foreign Subsidiaries or (b) all of the assets that are the subject of such acquisition are acquired by a Foreign Subsidiary or are located outside of the United States of America. If the acquired or newly formed Subsidiaries in an acquisition are in part Domestic Subsidiaries and in part Foreign Subsidiaries or the assets acquired in an acquisition are in part located in the United States of America and in part outside of the United States of America, such acquisition shall be treated for all purposes of this Agreement as a Foreign Acquisition to the extent of the foreign component (as determined by the Company in good faith).

“Foreign Subsidiary”: any Subsidiary of the Company (a) which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of capital stock or other equity interests of one or more Persons which conduct the major portion of their business outside the United States (within the meaning of Section 7701(a)(9) of the Code).

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Company, Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Administrative Agent agree, upon the request of the Company or the Administrative Agent, respectively, to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. In the event a request for an amendment has been made pursuant to the prior sentence, until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Gleiser Note”: the promissory note dated as of November 21, 2003, made by Gleiser Communications, LLC, as the same may be amended or otherwise modified prior to and after the date hereof.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit A (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Guarantee and Collateral Agreement shall not require the pledge of (x) any of the outstanding capital stock of, or other equity interests in, any Subsidiary of the Company which is owned by a Foreign Subsidiary of the Company, or (y) more than 65% of the outstanding voting stock of any “first tier” Foreign Subsidiary of the Company).

“Incremental Facility”: as defined in subsection 4.27(a).

“Incremental Facility Amendment”: as defined in subsection 4.27(b).

“Incremental Facility Closing Date”: as defined in subsection 4.27(b).

“Incremental Revolving Facility”: as defined in subsection 4.27(a).

“Incremental Term Facility”: as defined in subsection 4.27(a).

“Indebtedness”: of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) Capital Lease Obligations of such Person, (e) all indebtedness of such Person arising under bankers’ acceptance facilities, and (f) for the purposes of Section 9(e) only, all obligations of such Person in respect of Swap Agreements; but, in each case, excluding (x) any working capital adjustments or earnouts in connection with any permitted Investment under subsection 8.7 or disposition of assets permitted under subsection 8.5, (y) customer deposits and interest payable thereon in the ordinary course of business and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (y) and (z) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

“Insolvent” or “Insolvency”: with respect to a Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swing Line Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Credit Loan that is an ABR Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swing Line Loan, the day that such Loan is required to be repaid.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on the Borrowing Date or the effective date of the most recent conversion or continuation of such Eurodollar Loan, as the case may be, and ending one, two, three or six months (or, if made available by all relevant Lenders, nine or twelve months) thereafter as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, if made available by all relevant Lenders, nine or twelve months) thereafter as selected by the Company by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

(ii) the Company may not select an Interest Period under a particular Facility that would extend beyond the Revolving Credit Termination Date or beyond the Term Loan Maturity Date, as the case may be, or if the Revolving Credit Termination Date or Term Loan Maturity Date, as applicable, shall not be a Working Day, on the next preceding Working Day;

(iii) if the Company shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an ABR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.3);

(iv) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month;

(v) the Company shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan; and

(vi) any Eurodollar Loans made on the Closing Date shall have an initial Interest Period of one month.

“Investments”: as defined in subsection 8.7.

“Issuing Lender”: JPMCB or any other Lender (or their respective Affiliates) which agrees to be an Issuing Lender and is designated by the Company and the Administrative Agent as an Issuing Lender, as issuer of Letters of Credit.

“JPMCB”: JPMorgan Chase Bank, N.A.

“L/C Application”: a letter of credit application in the Issuing Lender’s then customary form for the type of letter of credit requested.

“L/C Exposure”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to subsection 3.6.

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“L/C Participation Certificate”: a certificate in substantially the form of Exhibit C hereto.

“Lease Obligations”: of the Company and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding Capital Lease Obligations.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Participation Notice”: as defined in subsection 4.25.

“Lender Party”: the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: a letter of credit issued by an Issuing Lender pursuant to the terms of subsection 3.3.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Loans”: the collective reference to the Term Loans, the Revolving Credit Loans and the Swing Line Loans; individually, a “Loan”.

“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”: any event, development or circumstance (other than the Chapter 11 proceedings commenced by the Company on December 20, 2009 in the Bankruptcy Court for the Southern District of New York and those events and conditions which customarily occur as a result of events following the commencement of Chapter 11 proceedings) that has had or could reasonably be expected to have a material adverse effect on (a) the business, results of operations, property or financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition”: as defined in the definition of “Consolidated EBITDA”.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials.

“Measurement Period”: as defined in the definition of “Consolidated EBITDA”.

“Minimum Extension Condition”: as defined in subsection 4.26(b).

“Minimum Tranche Amount”: as defined in subsection 4.26(b).

“Moody’s”: Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages”: each of the mortgages and deeds of trust (if any) made by the Company or any Subsidiary Guarantor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Credit Party has (or within the past 6 years has had) an obligation to contribute pursuant to a collective bargaining agreement to which a Credit Party is a party.

“Net Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by the Company or a Subsidiary, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), any reserves required to be maintained in connection therewith in accordance with GAAP and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account (i) any available tax credits or deductions that would not otherwise have been utilized during the taxable period during which such Asset Sale or Recovery Event occurs and (ii) any tax sharing arrangements with a Person other than the Company or any of its Subsidiaries) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in subsection 4.22(a).

“Non-Significant Subsidiary”: at any time, any Subsidiary of the Company (other than any Broadcast License Subsidiary) which (i) at such time has total assets (including the total assets of any of its Subsidiaries), together with the total assets of any other Subsidiaries that are Non-Significant Subsidiaries, of less than 5% of the total assets of the Company and its Subsidiaries and (ii) has accrued revenues (including the accrued revenues of any of its Subsidiaries), together with the accrued revenues of any other Subsidiaries that are Non-Significant Subsidiaries, for the most recently ended twelve-month period of less than 5% of the total revenues of the Company and its Subsidiaries.

“Non-U.S. Lender”: as defined in subsection 4.22(g).

“Notes”: the collective reference to any promissory notes evidencing Loans.

“Obligations”: the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company to the Administrative Agent or any Lenders (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender) (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Credit Documents, any Letter of Credit or L/C Application, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, other fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender or any such Affiliate) or otherwise.

“Offered Loans”: as defined in subsection 4.25.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document including any interest, additions to tax or penalties applicable thereto.

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant Register”: as defined in subsection 11.6(b).

“Participants”: as defined in subsection 11.6(b).

“Participating Lender”: any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition permitted by subsection 8.7(k).

“Permitted Additional Debt”: Indebtedness incurred or assumed by the Company and its Subsidiaries in connection with a Permitted Acquisition and other Indebtedness incurred by the Company or any of its Subsidiaries; provided that (i) such Indebtedness has a final maturity no earlier than 180 days after the Term Loan Maturity Date (other than Indebtedness constituting Capital Lease Obligations or of the type permitted to be incurred under subsection 8.2(k) or working capital facilities), (ii) such Indebtedness is either (x) unsecured or (y) secured solely by a Lien on assets which constitute Collateral which is subordinated to the Lien securing the Obligations pursuant to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (iii) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions and repayments in respect of asset sales and changes in control on terms that are subject to prior payment and termination of the Facilities or “securities demand” or other provisions that provide for the refinancing of such Indebtedness with replacement financing) prior to the date that is 180 days after the Term Loan Maturity Date, (iv) at the time of incurrence or assumption of such Indebtedness and after giving effect thereto, no Default or Event of Default has occurred and is continuing and (v) at the time of incurrence or assumption of such Indebtedness and after giving effect thereto, the Company is in pro forma compliance with the covenants set forth in subsection 8.1, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available; provided that for purposes of this clause (v) the applicable levels for the Consolidated Total Leverage Ratio and the Consolidated Senior Secured Leverage Ratio shall be the then applicable levels set forth in subsection 8.1(a) and (b), respectively, minus 0.25.

“Permitted Asset Swap”: as defined in subsection 8.6(q).

“Permitted Refinancing”: with respect to any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided that (i) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended (plus any accrued but unpaid interest, fees and redemption premiums payable by the terms of such Indebtedness thereon and reasonable expenses incurred in connection therewith), (ii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to subsection 8.2(k), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Indebtedness are market terms on the date of issuance (as determined in good faith by the Company) or are not, taken as a whole, materially more restrictive than the covenants and events of default contained in this Agreement, provided that if such Indebtedness contains any financial maintenance covenants, such covenants shall not be tighter than those contained in this Agreement, (v) such modification, refinancing, refunding, renewal or extension shall not be incurred by a Person who is not a Subsidiary Guarantor (unless such Indebtedness being refinanced was originally incurred or guaranteed by a Person who was not a Subsidiary Guarantor), (vi) at the time thereof, no Default or Event of Default shall have occurred and be continuing and (vii) to the extent that the Liens securing the Indebtedness being refinanced are subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable (when taken as a whole) to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced.

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is sponsored by a Credit Party (other than a Multiemployer Plan).

“Pledged Note”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Preferred Stock”: any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Pro Forma Balance Sheet”: as defined in subsection 5.1.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Properties”: each parcel of real property currently or previously owned or operated by the Company or any Subsidiary of the Company.

“Proposed Discounted Prepayment Amount”: as defined in subsection 4.24.

“Qualifying Lender”: as defined in subsection 4.25.

“Qualifying Loan”: as defined in subsection 4.25.

“Rating Agencies”: Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

“Refunded Swing Line Loans “: as defined in subsection 3.7.

“Register”: as defined in subsection 11.6(d).

“Regulation U”: Regulation U of the Board, as from time to time in effect.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Proceeds received by the Company or any Subsidiary in connection therewith that are not applied to prepay the Term Loans pursuant to subsection 4.6(b).

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Company has exercised its Reinvestment Rights in accordance with subsection 4.6(b).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, improve or repair assets useful in the Company’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event (or, if the Borrower enters into a legally binding commitment to reinvest the Net Proceeds from such Reinvestment Event within such 12-month period, 18 months after such Reinvestment Event) and (b) the date on which the Company shall have conclusively determined not to acquire, improve or repair assets useful in the Company’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reinvestment Rights”: if no Event of Default has occurred and is continuing at the time of receipt of Net Proceeds of a Reinvestment Event, except as provided in subsection 8.6(f) or subsection 8.12, the right of the Company (directly or indirectly through a Subsidiary) to use all or a specified portion of the Net Proceeds of an Asset Sale or Recovery Event to acquire, improve or repair assets useful in its business.

“Related Document”: any agreement, certificate, document or instrument relating to a Letter of Credit.

“Reorganization”: with respect to a Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reorganization Plan”: the Second Modified Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated May 10, 2010 as in effect on the date of the confirmation thereof pursuant to the Confirmation Order and as may be amended thereafter in accordance with the terms thereof and the Bankruptcy Code.

“Reportable Event”: any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Single Employer Plan, other than those events as to which the 30-day notice period has been waived pursuant to applicable regulations as in effect on the date hereof.

“Required Lenders”: at a particular time Lenders that hold more than 50% of (a) the aggregate then outstanding principal amount of the Term Loans and (b) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 3.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer or the chief operating officer of the Company or, with respect to financial matters, the chief financial officer of the Company.

“Restricted Payments”: as defined in subsection 8.8.

“Revolving Credit Commitment”: as to any Lender, its obligations to make Revolving Credit Loans to the Company pursuant to subsection 3.1, and to purchase its L/C Participating Interest in any Letter of Credit in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in Schedule 1.1A under the heading “Revolving Credit” and in an aggregate amount not to exceed at any time the amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement; collectively, as to all the Lenders, the “Revolving Credit Commitments”. The Revolving Credit Commitments as of the Closing Date shall be $150,000,000.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Swing Line Loans constituted by such Lender’s Aggregate Revolving Credit Extensions of Credit and participating interest in Swing Line Loans giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination).

“Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Loan” and “Revolving Credit Loans”: as defined in subsection 3.1.

“Revolving Credit Termination Date”: the earlier of (i) December 10, 2013 and (ii) any other date on which the Revolving Credit Commitments shall terminate hereunder.

“Revolving L/C Obligations”: the obligations of the Company to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to subsection 3.6.

“Revolving Lender”: each Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans.

“S&P”: Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“SEC Filings”: as to the Company, any public filings that the Company has made on form 10K, 10Q or 8K pursuant to the U.S. federal securities statutes, rules or regulations prior to the Closing Date.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.

“Senior Note Indenture”: the indenture entered into by the Company and certain of its Subsidiaries in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Company or such Subsidiaries in connection therewith.

“Senior Notes”: $400,000,000 in aggregate principal amount of the Company’s 7.75% Senior Unsecured Notes due 2018.

“Single Employer Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of the Code.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Company or any Subsidiary Guarantor and any Lender or affiliate thereof.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Company or any Subsidiary Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Standby L/C”: an irrevocable standby or direct pay Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Company on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or a Subsidiary thereof incurred for general corporate purposes, including, without limitation, for insurance purposes or in respect of advance payments or as bid or performance bonds.

“Station”: a radio station operated to transmit over airwaves radio signals within a geographic area for the purposes of providing commercial broadcasting radio programming.

“Subordinated Indebtedness”: any Indebtedness of the Company or its Subsidiaries which is subordinated in right of payment to the Obligations.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor”: any Subsidiary which enters into the Guarantee and Collateral Agreement pursuant to clause (a) of subsection 6.1 or subsection 7.10(a) (it being understood and agreed that no Foreign Subsidiary of the Company shall, in any case, enter into the Guarantee and Collateral Agreement pursuant to subsection 7.10(a)).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Swing Line Commitment”: JPMCB’s obligation to make Swing Line Loans pursuant to subsection 3.7.

“Swing Line Exposure”: at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender”: at any time the Lender then having an obligation to make Swing Line Loans under this Agreement.

“Swing Line Loan” and “Swing Line Loans”: as defined in subsection 3.7(a).

“Swing Line Loan Participation Certificate”: a certificate in substantially the form of Exhibit F hereto.

“Term Lender”: each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan”: as defined in subsection 2.1.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Company in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The Term Loan Commitment as of the Closing Date shall be $350,000,000.

“Term Loan Commitment Percentage”: as to any Lender, the percentage which such Lender’s Term Loan constitutes of the aggregate then outstanding principal amount of Term Loans.

“Term Loan Maturity Date”: December 30, 2016 or if such day is not a Business Day, the first Business Day thereafter.

“Term Loan Termination Date”: the earlier of (i) the Term Loan Maturity Date, and (ii) any other date on which the remaining principal balance of the Term Loans shall become due hereunder.

“Transferee”: as defined in subsection 11.6(f).

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Withdrawal Liability”: liability of a Credit Party to a Multiemployer Plan as a result of a complete withdrawal or a partial withdrawal by a Credit Party from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Working Day”: any Business Day which is a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(a) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under ASC 825 “Financial Instruments” (or any other ASC having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Company or any Subsidiary at “fair value”, as defined therein.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF THE TERM LOAN COMMITMENTS

2.1 Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan (a “Term Loan”) to the Company on the Closing Date in an amount equal to the Term Loan Commitment of such Lender as set forth opposite such Lender’s name on Schedule 1.1A. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Term Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans or (c) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 4.1 and 4.3.

2.2 Repayment of Term Loans. The Company shall repay the Term Loans in consecutive quarterly installments on the last day of each fiscal quarter (or, in the case of the last installment, the Term Loan Maturity Date), commencing on March 31, 2011, in the aggregate principal amount set forth opposite each such installment specified below:

Installment	Principal Amount

March 31, 2011	$875,000
June 30, 2011	$875,000
September 30, 2011	$875,000
December 31, 2011	$875,000
March 31, 2012	$875,000
June 30, 2012	$875,000
September 30, 2012	$875,000
December 31, 2012	$875,000
March 31, 2013	$875,000
June 30, 2013	$875,000
September 30, 2013	$875,000
December 31, 2013	$875,000
March 31, 2014	$875,000
June 30, 2014	$875,000
September 30, 2014	$875,000
December 31, 2014	$875,000
March 31, 2015	$875,000
June 30, 2015	$875,000
September 30, 2015	$875,000
December 31, 2015	$875,000
March 31, 2016	$875,000
June 30, 2016	$875,000
September 30, 2016	$875,000
Term Loan Maturity Date	Outstanding principal amount of Term Loans

2.3 Proceeds of Term Loans. The Company shall use the proceeds of the Term Loans to finance, in part, the Refinancing.

SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to extend credit, in an aggregate amount not to exceed such Lender’s Revolving Credit Commitment, to the Company from time to time on any Borrowing Date during the Revolving Credit Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and by making loans to the Company (“Revolving Credit Loans”) from time to time. Notwithstanding the foregoing, in no event shall (i) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if, after giving effect to such making or issuance and the use of proceeds thereof as irrevocably directed by the Company, the sum of the Aggregate Revolving Credit Extensions of Credit and the aggregate outstanding principal amount of the Swing Line Loans would exceed the aggregate Revolving Credit Commitments or if subsection 3.7 would be violated thereby or (ii) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments. During the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans or Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lenders issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Lender for such drawing, and having the Issuing Lenders issue new Letters of Credit.

(b) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $2,500,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

3.2 Proceeds of Revolving Credit Loans. The Company shall use the proceeds of Revolving Credit Loans for (a) making payments to the Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of Credit, (b) repaying Swing Line Loans and Revolving Credit Loans after the Closing Date, and (c) financing the general working capital needs and general corporate purposes of the Company or any of its Subsidiaries.

3.3 Issuance of Letters of Credit. (a) The Company may from time to time request any Issuing Lender to issue a Letter of Credit, which may be either a Standby L/C or a Commercial L/C, by delivering to the Administrative Agent at its address specified in subsection 11.2 and the Issuing Lender an L/C Application completed to the satisfaction of the Issuing Lender, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request another Lender to open such Letter of Credit upon the same terms offered to the initial Issuing Lender and if such other Lender agrees to issue such Letter of Credit each reference to the Issuing Lender for purposes of the Credit Documents shall be deemed to be a reference to such Lender.

(b) Each Letter of Credit issued hereunder shall, among other things, (i) be in such form requested by the Company as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date occurring not later than the earlier of (w) 365 days after the date of issuance of such Letter of Credit (or, in the case of a renewal or extension, 365 days after such renewal or extension) and (x) five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (but not beyond the date that is five Business Days prior to the Revolving Credit Termination Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lenders). Each L/C Application and each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c) The letters of credit set forth on Schedule 3.1 which remain outstanding on the Closing Date (the “Existing Letters of Credit”) shall be deemed to be Letters of Credit issued under this Agreement on the Closing Date. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the L/C Exposure, (ii) all liabilities of the Company and the other Credit Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in subsection 3.6(b).

(d) If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to subsection 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Company shall cash collateralize any such Letter of Credit on terms reasonably satisfactory to the Administrative Agent. If, for any reason, such cash collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

3.4 Participating Interests. Effective in the case of each Letter of Credit opened by the Issuing Lender as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Lender, and each Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

3.5 Procedure for Opening Letters of Credit. Upon receipt of any L/C Application from the Company in respect of a Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent thereof. The Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company; provided that no such Letter of Credit shall be issued (a) if the amount of such requested Letter of Credit, together with the sum of (i) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (ii) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $30,000,000 (unless otherwise agreed by the Issuing Lender and the Lenders holding more than 50% of the Revolving Credit Commitments) or (b) if subsection 3.1 would be violated thereby.

3.6 Payments in Respect of Letters of Credit. (a) The Company agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto (i) to reimburse the Issuing Lender, through the Administrative Agent, for any payment made by the Issuing Lender under any Letter of Credit, and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Company for such payment, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans and (B) on such date and thereafter, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans plus 2%.

(b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Lender with a Revolving Credit Commitment through the Administrative Agent. Forthwith upon its receipt of any such notice, each other Lender with a Revolving Credit Commitment will transfer to the Issuing Lender, through the Administrative Agent, in immediately available funds, an amount equal to such other Lender’s pro rata share of the Revolving L/C Obligation arising from such unreimbursed payment. Upon its receipt from such other Lender of such amount and a request of such Lender, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

(c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Lender such other Lender’s pro rata share of the Revolving L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof, the Issuing Lender will distribute to such other Lender, through the Administrative Agent, its pro rata share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

3.7 Swing Line Commitment. (a) Subject to the terms and conditions hereof, JPMCB agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Company from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $30,000,000; provided that at no time may the sum of the aggregate outstanding principal amount of the Swing Line Loans and the Aggregate Revolving Credit Extensions of Credit exceed the Revolving Credit Commitments. Amounts borrowed by the Company under this subsection may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. The Swing Line Loans shall be ABR Loans, and shall not be entitled to be converted into Eurodollar Loans. The Company shall give JPMCB irrevocable notice (which notice must be received by JPMCB prior to 1:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in the minimum amount of $250,000 or a whole multiple thereof. The proceeds of each Swing Line Loan will be made available by JPMCB to the Company by crediting the account of the Company at JPMCB with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 3.2.

(b) JPMCB at any time in its sole and absolute discretion may, and on the thirtieth day (or if such day is not a Business Day, the next Business Day) after the Borrowing Date with respect to any Swing Line Loans shall, on behalf of the Company (which hereby irrevocably directs JPMCB to act on its behalf), request each Lender, including JPMCB, to make a Revolving Credit Loan (which shall be initially an ABR Loan) in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 9 shall have occurred (in which event the procedures of paragraph (c) of this subsection shall apply) each Lender shall make the proceeds of its Revolving Credit Loan available to JPMCB for the account of JPMCB at the office of JPMCB located at 270 Park Avenue, New York, New York 10017 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(c) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection one of the events described in paragraph (f) of Section 9 shall have occurred, each Lender will, on the date such Loan would otherwise have been made, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loans. Each Lender will immediately transfer to JPMCB, in immediately available funds, the amount of its participation and upon receipt thereof JPMCB will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(d) Whenever, at any time after JPMCB has received from any Lender such Lender’s participating interest in a Swing Line Loan, JPMCB receives any payment on account thereof, JPMCB will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by JPMCB is required to be returned, such Lender will return to JPMCB any portion thereof previously distributed by JPMCB to it in like funds as such payment is required to be returned by JPMCB.

(e) If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in subsection 3.3(d)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

3.8 Participations. Each Lender’s obligation to purchase participating interests pursuant to subsection 3.4 and clauses (b) and (c) of subsection 3.7 is absolute and unconditional as set forth in subsection 4.16.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1 Procedure for Borrowing by the Company. (a) The Company may borrow under the Commitments on any Working Day, if the borrowing is of Eurodollar Loans, or on any Business Day, if the borrowing is of ABR Loans. With respect to any borrowings, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (i) three Working Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of ABR Loans) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or ABR Loans, or a combination thereof, (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans, and (D) if the borrowing is to be made after the Closing Date, the amount of such borrowing to be constituted by Revolving Credit Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender (which notice shall in any event be delivered to each Lender by 4:00 P.M., New York City time, on such date or, in the case of Loans to be made on the Closing Date, promptly following receipt thereof by the Administrative Agent). Not later than 12:00 Noon, New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Subject to subsection 3.7(b), Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent’s crediting the account of the Company, at the office of the Administrative Agent specified in subsection 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b) Any borrowing of Eurodollar Loans by the Company hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $2,500,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than five Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Term Loans and no more than five Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Revolving Credit Loans.

4.2 Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender (other than any Revolving Credit Loan made under any Extended Revolving Credit Commitment) on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9), (ii) the then unpaid principal amount of the Term Loan of such Lender (other than Extended Term Loans), in accordance with the applicable amortization schedule set forth in subsection 2.2 (or the then unpaid principal amount of such Term Loans, on the date that any or all of the Loans become due and payable pursuant to Section 9), (iii) the then unpaid principal amount of each Revolving Credit Loan under an Extended Revolving Credit Commitment of such Lender on the respective maturity date applicable thereto (or such earlier date on which the Loans become due and payable pursuant to Section 9) and (iv) the then unpaid principal amount of any Extended Term Loan of such Lender, in accordance with the amortization schedule and maturity date applicable thereto (or the then unpaid principal amount of such Extended Term Loan, on the date that any or all of the Loans become due and payable pursuant to Section 9). The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.7.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.2(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender in accordance with the terms of this Agreement.

4.3 Conversion Options. The Company may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert all or a portion of the ABR Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day. Upon receipt of any notice pursuant to this subsection 4.3, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein, provided that partial conversions of Loans shall be in the aggregate principal amount of $2,500,000, or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $2,500,000 or a whole multiple of $1,000,000 in excess thereof.

4.4 Changes of Commitment Amounts. (a) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments subject to the provisions of this subsection 4.4. To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans, and Revolving L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Revolving L/C Obligations then outstanding, and last, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and Revolving L/C Obligations then outstanding and by cash collateralization of any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments any Letter of Credit then outstanding which has been so cash collateralized shall no longer be considered a “Letter of Credit”, as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such Revolving L/C Obligations) but the Letter of Credit fees payable under subsection 4.11 shall continue to accrue to the Issuing Lender (or, in the event of any such automatic reinstatement, as provided in subsection 8.4) with respect to such Letter of Credit until the expiry thereof.

(b) Interest accrued on the amount of any partial prepayment pursuant to this subsection 4.4 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. In the case of the termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments.

4.5 Optional Prepayments. (a) The Company may at any time and from time to time prepay Loans, in whole or in part, upon at least one Business Days’ irrevocable notice to the Administrative Agent in the case of ABR Loans and two Working Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans and specifying the date and amount of prepayment; provided that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of subsection 4.18. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this subsection 4.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be. Any amount prepaid on account of Term Loans may not be reborrowed. Partial prepayments of the Term Loans pursuant to this subsection 4.5 shall be applied as directed by the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company may rescind any notice of prepayment under this subsection 4.5 if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

4.6 Mandatory Prepayments. (a) In the event of any incurrence of Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or any of its Subsidiaries permitted to be issued under subsection 8.2), an amount equal to 100% of the Net Proceeds of such Indebtedness incurrence shall on the date of such Indebtedness incurrence be applied to the prepayment of the Term Loans as set forth in subsection 4.6(d).

(b) In the event of receipt by the Company or any of its Subsidiaries of Net Proceeds from any Asset Sale or Recovery Event (in excess of $5,000,000 in the aggregate for all Asset Sales and Recovery Events per fiscal year) by the Company or any of its Subsidiaries then, unless the Company exercises its Reinvestment Rights in respect thereof, an amount equal to 100% of the Net Proceeds of such Asset Sale or Recovery Event shall on the date of such receipt be applied to the prepayment of the Term Loans as set forth in subsection 4.6(d); provided that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in subsection 4.6(d).

(c) If, for any fiscal year of the Company commencing with the fiscal year ending December 31, 2011, there shall be Excess Cash Flow, the Company shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow less (y) the aggregate amount of all optional prepayments of Term Loans pursuant to subsection 4.5 made during such fiscal year toward the prepayment of the Term Loans. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the earlier of (i) the date on which the financial statements of the Company referred to in subsection 7.1, for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Partial prepayments of the Term Loans pursuant to subsection 4.6 shall be applied first, to the next four installments thereof scheduled to be paid in direct order, and second, to the remaining installments on a pro rata basis; provided that prepayments of Eurodollar Loans pursuant to this subsection 4.6, if not on the last day of the Interest Period with respect thereto, shall, at the Company’s option, as long as no Default or Event of Default has occurred and is continuing, be prepaid subject to the provisions of subsection 4.21 or such prepayment (after application to any ABR Loans, in the case of prepayments by the Company) shall be deposited with the Administrative Agent as cash collateral for such Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied to the prepayment of the Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such Net Proceeds. After such application, unless a Default or an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Company.

(e) Except as set forth in subsection 4.21, all payments made under this subsection 4.6 will be without penalty or premium.

(f) Upon the Revolving Credit Termination Date the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) collateralize the Revolving L/C Obligations with respect to such Letter of Credit with cash or a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

4.7 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If all or a portion of (i) the principal amount of any of the Loans or Revolving L/C Obligations or (ii) any interest payable thereon, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lenders under Section 9, bear interest at a rate per annum which is (x) in the case of overdue principal or Revolving L/C Obligations, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection or (y) in the case of overdue interest, fees and other amounts, 2% above the rate described in paragraph (b) of this subsection for Revolving Credit Loans, in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.

4.8 Computation of Interest and Fees. (a) Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

4.9 Commitment Fees. (a) Subject to paragraph (b) of this subsection 4.9, the Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee from and including the Closing Date to but excluding the Revolving Credit Termination Date on the sum of such Lender’s Available Revolving Credit Commitment outstanding from time to time, at the rate per annum for each day during the period for which payment is made equal to 0.50%.

(b) The commitment fee provided for in this subsection 4.9 shall be payable quarterly in arrears on the last day of each fiscal quarter ending after the Closing Date and on the Revolving Credit Termination Date.

4.10 Certain Fees. (a) The Company agrees to pay to the Administrative Agent for its own account a non-refundable agent’s fee in the amount and payable on such dates as is separately agreed to by the Company and the Administrative Agent.

(b) The Company agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, a closing fee (the “Closing Fee”) in an amount equal to (i) 1.0% of such Lender’s Revolving Credit Commitment on the Closing Date and (ii) 0.50% of the principal amount of such Lender’s Term Loans made on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and, in the case of the Term Loans, such Closing Fee shall be netted against the Term Loans made by such Lenders.

4.11 Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Letters of Credit (other than standard administrative, issuance, amendment and negotiation fees), the Company agrees to pay the Administrative Agent a Letter of Credit fee, for the account of the Issuing Lender and the Participating Lenders, (i) with respect to each Standby L/C, on the average outstanding amount available to be drawn under each Standby L/C at a rate per annum equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans in effect at such time, whether or not there are any such Eurodollar Loans outstanding at such time, payable in arrears, on the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date and (ii) with respect to each Commercial L/C, on the aggregate face amount of each Commercial L/C at a rate equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans in effect at such time, whether or not there are any such Eurodollar Loans outstanding at such time, payable on the date such Commercial L/C is issued.

In addition, the Company shall pay to the Issuing Lender (i) with respect to each Standby L/C, in arrears on the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date with respect to the Revolving Credit Commitments, a fee to be agreed with the applicable Issuing Lender but not greater than  1/4 of 1% per annum on the average outstanding amount available to be drawn under such Standby L/C, solely for its own account as Issuing Lender of such Standby L/C and not on account of its L/C Participating Interest therein and (ii) with respect to each Commercial L/C, on the date such Commercial L/C is issued, a fee to be agreed with the applicable Issuing Lender but not greater than  1/4 of 1% on the aggregate face amount of such Commercial L/C, solely for its own account as Issuing Lender of such Commercial L/C and not on account of its L/C Participating Interest therein.

(b) In connection with any payment of fees pursuant to this subsection 4.11, the Administrative Agent agrees to provide to the Company a statement of any such fees so paid; provided that the failure by the Administrative Agent to provide the Company with any such invoice shall not relieve the Company of its obligation to pay such fees.

4.12 Letter of Credit Reserves. (a) If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Lender of maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit ABR Loans. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that at any time after the date hereof any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within 15 days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. If the Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.12(b), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c) The Company agrees that the provisions of the foregoing paragraphs (a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

4.13 Further Assurances. The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder. The Company further agrees to execute any and all instruments reasonably requested by the Issuing Lender in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

4.14 Obligations Absolute. The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

4.15 Assignments. No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with subsection 11.6) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld or delayed. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its Participating Interest without obtaining the prior written consent of the Issuing Lender.

4.16 Participations. Each Lender’s obligation to purchase participating interests pursuant to subsection 3.4 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

4.17 Inability to Determine Interest Rate for Eurodollar Loans. (a) In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that (a) by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Company has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, (b) the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (c) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given, (i) any requested Eurodollar Loans shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no ABR Loans shall be converted to Eurodollar Loans.

4.18 Pro Rata Treatment and Payments. (a) Each borrowing of any Loan (other than Swing Line Loans), each payment by the Company on account of any fee hereunder (other than as set forth in subsections 4.10 and 4.11) and any reduction of the Revolving Credit Commitments shall be made pro rata according to the relevant Commitment Percentages of the Lenders entitled or obligated thereto. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than Swing Line Loans and other than as set forth in subsections 4.6, 4.19, 4.20 and 4.21) shall be made pro rata according to the relevant Commitment Percentages of the Lenders entitled thereto. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office located at 1111 Fannin Street, 8th Floor, Houston, Texas 77002, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount which would constitute its relevant Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s relevant Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s relevant Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.18(b) shall be conclusive, absent manifest error. If such Lender’s relevant Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.18(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(c) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(d) All payments and prepayments (other than mandatory prepayments as set forth in subsection 4.6 and other than prepayments as set forth in subsection 4.20 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $2,500,000 or a whole multiple of $1,000,000 in excess thereof.

(e) Notwithstanding anything to the contrary contained in this subsection 4.18 or elsewhere in this Agreement, the Company may (i) make prepayments of Term Loans at a discount to the par value of such Loans and on a non pro rata basis in accordance with subsection 4.25 and (ii) extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under subsection 4.26 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (x) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this subsection or (y) shall reduce the amount of any scheduled amortization payment due under subsection 2.2, except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this subsection or any other provision of this Agreement. Furthermore, the Company may take all actions contemplated by subsection 4.26 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments of Extended Revolving Credit Commitments or Extended Term Loans), and in each case such actions taken in accordance with subsection 4.26 shall be permitted hereunder, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this subsection or any other provision of this Agreement.

4.19 Illegality. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the date that any lender becomes a Lender party to this Agreement shall make it unlawful for such Lender to maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s ABR Loans. The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this subsection 4.19 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender’s notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

4.20 Requirements of Law. (a) In the event that, at any time after the date hereof, the adoption of any Requirement of Law, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i) does or shall subject any Lender, Transferee or Issuing Lender to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes imposed as a result of a present or former connection between such Lender, Transferee or Issuing Lender and the jurisdiction imposing such Taxes (other than a connection arising solely from such Lender, Transferee or Issuing Lender having executed, delivered, enforced, become a party to, performed its obligations under, or received payments under any Credit Document), or (C) any Taxes described in clause (x) or (y) of the last sentence of subsection 4.22(a) with respect to this Agreement, any Note, any Eurodollar Loans or any Letter of Credit made by it);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), to such Lender, Transferee or Issuing Lender) of converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans or, in the case of (i), any Loans or issuing or participating Letters of Credit, then, in any such case, the Company, shall promptly pay such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender), on demand, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) on an after-tax basis for such additional cost or reduced amount receivable which such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) deems to be material as determined by such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) with respect to such Eurodollar Loans or, in the case of (i), any Loans or issuing or participating Letters of Credit, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(b) In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this subsection 4.20, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, on an after-tax basis for such reduction.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.20, it shall promptly notify the Company through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.20, the Company at any time thereafter may, upon at least two Working Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.21, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.20 or entitling a Lender to receive additional amounts under paragraph (a) or (c) of subsection 4.22 with respect to such Lender, it will, if requested by the Company, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs, reduction in payments, or payment of additional amounts resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office or any other lending office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.

(d) A certificate submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.20 shall survive the termination of this Agreement and repayment of the outstanding Loans.

4.21 Indemnity. The Company agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Company in making a conversion of ABR Loans to Eurodollar Loans after the Company has given notice in accordance with subsection 4.1 or in continuing Eurodollar Loans for an additional Interest Period after the Company has given a notice in accordance with clause (b) of the definition of Interest Period, (c) default by the Company in making a borrowing of Eurodollar Loans after the Company has given a notice in accordance with subsection 4.1 or in making any prepayment of Eurodollar Loans after the Company has given a notice in accordance with subsection 4.3 or (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

4.22 Taxes. (a) All payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profit taxes, franchise taxes and other similar taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document); provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Credit Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made; provided further, however, that Non-Excluded Taxes shall not include any amounts (x) that are attributable to such Lender’s failure to comply with the requirements of paragraph (f), (g), (h) or (i) of this subsection 4.22 or (y) that are taxes imposed by a Requirement of Law in effect (including FATCA) at the time (and, in the case of FATCA, including any future regulations of official interpretations thereof) a Non-U.S. Lender becomes a party hereto (or designates a new lending office) that do not arise as a result of a change in the jurisdiction of incorporation or the operations of a Credit Party, except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding taxes under this subsection 4.22.

(b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority if and to the extent required by applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Credit Party, as promptly as possible thereafter such Credit Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a copy of a receipt received by such Credit Party showing payment thereof. If (i) a Credit Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) a Credit Party fails to remit to the Administrative Agent the required receipts or other reasonably requested documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender (other than in the case of (iii) any interest or penalties attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender), the Credit Parties shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).

(d) If any Lender Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified pursuant to this subsection 4.22 (including additional amounts paid pursuant to this subsection 4.22), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this subsection with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Non-Excluded Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection 4.22(d), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this subsection 4.22(d) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection 4.22(d) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

(e) Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(f) If a payment made to a Lender under this Agreement or any other Credit Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection 4.22(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(g) Each Lender, Assignee and Participant that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or an estate or trust that is subject to United States federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) and from time or time thereafter upon the request of the Company or the Administrative Agent:

(i) two duly completed and signed copies of either Internal Revenue Service Form W-BEN (relating to such Non-U.S. Lender and entitling it to a complete exemption from, or a reduced rate of, United States federal withholding tax on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents), Form W-8ECI (relating to all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents) or Form W-8IMY (together with any applicable underlying Internal Revenue Service forms, which together entitle such Non-U.S. Lender to a complete exemption from, or a reduced rate of, United States Federal withholding tax on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents), or successor and related applicable forms, as the case may be; or

(ii) in the case of a Non-U.S. Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (i) hereof, (x) a statement in the form of the applicable Exhibit E (or such other form of statement as shall be reasonably requested by the Company from time to time) to the effect that such Non-U.S. Lender is eligible for a complete exemption from, or a reduced rate of, United States federal withholding tax under Section 871(h) or 881(c) of the Code, and (y) two duly completed and signed copies of the applicable Internal Revenue Service Form W 8 or successor and related applicable form;

In addition, each Non-U.S. Lender agrees (i) to deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two further duly completed and signed copies of such Form W-8BEN, W-8IMY or W-8ECI or such other Internal Revenue Service forms required to be delivered pursuant to this subsection 4.22, as the case may be, or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in accordance with applicable United States laws and regulations, and (ii) to notify promptly the Company and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to this subsection 4.22(g). Notwithstanding any other provision of this subsection 4.22, a Non -U.S. Lender shall not be required to deliver any form pursuant to this subsection 4.22 that such Non -U.S. Lender is not legally able to deliver.

(h) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, as reasonably requested by the Company or the Administrative Agent, or as specified in the proceeding in the preceding paragraph, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(i) Each Lender, Assignee and Participant that is not a Non-U.S. Lender shall, on or before the date that such Lender becomes a party to this Agreement, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from whom the related Participation was purchased), two duly completed and signed copies of Internal Revenue Service Form W-9, certifying that such Person is exempt from United States back-up withholding tax. Each such Lender, Assignee or Participant shall deliver further documentation in accordance with the previous sentence at the time(s) specified by subsection 4.22(g).

(j) The agreements in this subsection 4.22 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.23 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Credit Commitment of such Defaulting Lender pursuant to subsection 4.9;

(b) the Aggregate Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to subsection 10.1), provided that any waiver, amendment or modification (i) which requires the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or (ii) increases or extends such Defaulting Lender’s Commitment, reduces or excuses the principal amount of, or interest or fees payable on, Loans or Letter of Credit disbursements or postpones the scheduled date of payment as to such Defaulting Lender shall require the consent of such Defaulting Lender;

(c) if any Swing Line Exposure or L/C Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Aggregate Revolving Credit Extensions of Credit and participations in Swing Line Loans plus such Defaulting Lender’s Swing Line Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Company’s obligations corresponding to such Defaulting Lender’s L/C Exposure on terms reasonably satisfactory to the Administrative Agent (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to subsection 4.11 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to subsection 4.9 and subsection 4.11 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under subsection 4.11 with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or cash collateral will be provided by the Borrower, and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subsection 4.23(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Company, the Swing line Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Revolving Credit Commitment Percentage.

4.24 Replacement of Lenders. If any Lender requests compensation under subsection 4.20, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 4.22, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Lender and the Swing Line Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in Letters of Credit funded under subsection 3.6(b) and participations in Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) the Company or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in subsection 11.6(d) and (iv) in the case of any such assignment resulting from a claim for compensation under subsection 4.20 or payments required to be made pursuant to subsection 4.22, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Company to require such assignment and delegation cease to apply.

4.25 Prepayments Below Par. (a) Notwithstanding anything to the contrary set forth in this Agreement (including subsection 4.18(a) or 11.7(a)) or any other Credit Document, the Company shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this subsection 4.25, provided that (A) on the date of the Discounted Prepayment Option Notice and after giving effect to the Discounted Voluntary Prepayment, no more than $50,000,000 shall be outstanding in Revolving Credit Loans and Swing Line Loans, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of a particular tranche on a pro rata basis and (C) the Company shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Company (1) stating that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this subsection 4.25 has been satisfied and (3) specifying the aggregate principal amount of Term Loans to be prepaid pursuant to such Discounted Voluntary Prepayment.

(b) To the extent the Company seeks to make a Discounted Voluntary Prepayment, the Company will provide written notice to the Administrative Agent substantially in the form of Exhibit G hereto (each, a “Discounted Prepayment Option Notice”) that the Company desires to prepay Term Loans in an aggregate principal amount specified therein by the Company (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $10,000,000 (unless otherwise agreed by the Administrative Agent). The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Company with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(c) Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit H hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Company, shall determine the applicable discount for such Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Company if the Company has selected a single percentage pursuant to subsection 4.25(b) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Company can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(d) The Company shall make a Discounted Voluntary Prepayment by prepaying those Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Company shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Company shall prepay all Qualifying Loans.

(e) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (and not subject to subsection 4.21), upon irrevocable notice substantially in the form of Exhibit I hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. New York City Time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Term Loans.

(f) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with subsection 4.25(b) above) established by the Administrative Agent and the Company.

(g) Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Company may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Company after the date of such Lender Participation Notice.

(h) Nothing in this subsection 4.25 shall require the Company to undertake any Discounted Voluntary Prepayment.

4.26 Extensions of Term Loans and Revolving Credit Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Company to all Lenders of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Company is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Company and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Credit Commitment (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of subsections 3.3(d) and 3.7(e) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Revolving Credit Commitment Percentages (and except as provided in subsections 3.3(d) and 3.7(e), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments) and (y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the Company and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to Term Loans pursuant to subsection 2.2 for periods prior to the Term Loan Maturity Date, as applicable, may not be increased, (v) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Company pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Company and (x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(b) With respect to all Extensions consummated by the Company pursuant to this subsection, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of subsection 4.4, 4.5 or 4.6 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Company may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Company’s sole discretion and may be waived by the Company) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $50,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, subsection 4.4, 4.5 or 4.6 and 4.18(a)) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the Issuing Bank and the Swing Line Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Company as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Company in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this subsection. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Company shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this subsection.

4.27 Incremental Facility. (a) The Company may from time to time amend this Agreement in order to provide to the Company additional revolving loan facilities (each, an “Incremental Revolving Facility”) and additional term loan facilities (each, an “Incremental Term Facility”; together with any Incremental Revolving Facility, the “Incremental Facilities”), provided that (i) the aggregate principal amount of the Incremental Facilities shall not exceed $100,000,000 and (ii) each Incremental Facility shall be in a minimum aggregate principal amount of $25,000,000. Each Incremental Facility will be secured and guaranteed with the other Facilities on a pari passu basis. Each Incremental Term Facility must have a weighted average life to maturity which is the same or longer than the then remaining weighted average life to maturity of the Term Facility and a final maturity no earlier than the Term Loan Maturity Date. Incremental Facilities will be entitled to prepayments and voting rights on the same basis as the comparable Facility unless the applicable Incremental Facility Activation Notice specifies a lesser treatment. Other than amortization, pricing or maturity date, each Incremental Facility shall have the same terms as the comparable Facility or such terms as are reasonably satisfactory to the Administrative Agent and the Company, provided that if the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Facility and any Eurodollar or ABR floor applicable to such Incremental Facility but excluding any ticking fees, arrangement fees and other fees not paid to the makers of such loans generally) relating to any Incremental Facility exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the comparable Facility, and any Eurodollar or ABR floor applicable to the comparable Facility) relating to the comparable Facility immediately prior to the effectiveness of the applicable Incremental Facility by more than 0.25%, the Applicable Margin relating to the comparable Facility shall be adjusted to be equal to the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Facility and any Eurodollar or ABR floor applicable to such Incremental Facility) relating to such Incremental Facility minus 0.25%. An Incremental Facility may be made available under this Agreement only if, after giving effect thereto and the use of proceeds thereof (x) no Default or Event of Default exists and (y) the Company is in pro forma compliance with the covenants set forth in subsection 8.1, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such Incremental Facility and the Indebtedness thereunder had been incurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such Incremental Facility.

(b) An Incremental Facility shall be made available hereunder upon delivery to the Administrative Agent of an Incremental Facility Activation Notice executed by the Company. Any additional bank, financial institution, existing Lender or other Person that elects to extend loans or commitments under an Incremental Facility shall be reasonably satisfactory to the Company (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Company, such Additional Lender and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provided any Incremental Facility, unless it so agrees. Commitments in respect of any Incremental Facility shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this subsection (including to provide for voting provisions applicable to the Additional Lenders). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in subsection 6.2 (it being understood that all references to “Borrowing Date” in subsection 6.2 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of any Incremental Facility will be used only for general corporate purposes (including Permitted Acquisitions).

SECTION 5. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, the Company hereby represents and warrants to each Lender and the Administrative Agent, on the date of each Loan made or Letter of Credit issued, that:

5.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2010 (the “Pro Forma Balance Sheet”), has been prepared based upon the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2010 after giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the Senior Notes to be issued on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made in light of the circumstances when made. As of the date of the Pro Forma Balance Sheet, none of the Company or its Subsidiaries had any material obligation, contingent or otherwise, which was not reflected therein or in the notes thereto and which would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) (i) The audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2007, December 31, 2008 and December 31, 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by Deloitte & Touche LLP and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries at March 31, 2010, June 30, 2010 and September 30, 2010 and the related consolidated statements of operations and cash flows for the fiscal periods ended on such dates, copies of each of which have heretofore been furnished to each Lender (if disclosed in the SEC Filings, such statements are deemed furnished to Lenders), fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments) the consolidated financial position of each of the Company and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through June 30, 2010, in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein).

(c) No Change. Since December 31, 2009, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.2 Corporate Existence; Compliance with Law. Each Credit Party and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such corporate power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including, without limitation, occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

5.3 Corporate Power; Authorization. Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party and, in the case of the Company, to obtain extensions of credit hereunder. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and in case of the Company, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, or filing with, notice to or other act by or in respect of, any Person (including, without limitation, any Governmental Authority) is required in connection with the extensions of credit hereunder or with the execution, delivery, performance by any Credit Party, validity or enforceability of this Agreement or any Credit Document to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Credit Documents and (iii) those consents, authorizations, filings and notices, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Enforceable Obligations. Each of the Credit Documents has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of each Credit Document, the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, the use of proceeds of the Loans and of drawings under the Letters of Credit will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, which violations, individually or in the aggregate, would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets.

5.6 No Material Litigation. Except as disclosed in the SEC Filings, no litigation or investigation known to the Company through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Credit Party or any of its Subsidiaries, (a) with respect to the validity, binding effect or enforceability of any Credit Document, or with respect to the Loans made hereunder, or the use of proceeds thereof or (b) which would have a Material Adverse Effect.

5.7 Investment Company Act. Neither any Credit Party nor any of its Subsidiaries is required to be registered as an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

5.8 Federal Regulation. No part of the proceeds of any of the Loans, and no other extensions of credit hereunder, will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

5.9 No Default. Except as set forth in the SEC Filings made prior to the date hereof or on Schedule 5.9, neither the Company nor any of its Subsidiaries is in default (a) in the payment or performance of any of its or their Contractual Obligations (other than Indebtedness) in any respect which would have a Material Adverse Effect, or (b) under any FCC License or any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which would have a Material Adverse Effect.

5.10 Taxes. Each of the Company and its Subsidiaries has paid all taxes shown to be due and payable on its tax returns or extension requests or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except any such taxes, fees or charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect; and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except as to any such taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.

5.11 Subsidiaries. As of the Closing Date, (a) the Subsidiaries of the Company listed on Schedule 5.11(a) constitute all of the Domestic Subsidiaries of the Company and (b) the Subsidiaries listed on Schedule 5.11 (b) constitute all of the Foreign Subsidiaries of the Company.

5.12 Ownership of Property; Liens. Except as disclosed in Schedule 8.3 hereof, the Company and each of its Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, all its respective real property, and good title to all its respective other property, except where the failure to have such title or interest would not have a Material Adverse Effect. All such real property and other property is free and clear of any Liens, other than Liens permitted by subsection 8.3.

5.13 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No claim that could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company or any of its Subsidiaries know of any valid basis for any such claim. The use of Intellectual Property by the Company and any of its Subsidiaries does not infringe on the rights of any Person in any material respect.

5.14 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company or its Subsidiaries, threatened; (b) hours worked by and payment made to employees of the Company and any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or its Subsidiaries. ERISA. Except as would not have a Material Adverse Effect: (i) each Credit Party is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred or is reasonably expected to occur with respect to any Plan; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) no Lien in favor of the PBGC or any Single Employer Plan has been imposed upon any Credit Party that remains unsatisfied; (v) no Credit Party has incurred any Withdrawal Liability that remains unsatisfied; and (vi) no Credit party has received any notice concerning the imposition of Withdrawal Liability or any determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

5.16 Environmental Matters. (a) Except as disclosed in the SEC Filings, to the Company’s knowledge, the Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.

(b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does the Company have knowledge that any such action is being contemplated, considered or threatened.

(d) There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.

5.17 Disclosure. None of the written reports, financial statements, certificates or other written information (other than projections, budgets or other estimates or forward-looking statements or information of a general economic or industry nature or reports or studies prepared by third parties that were not expressly commissioned by the Company or its Subsidiaries (collectively, the “Projections”)), taken as a whole, furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender prior to the Closing Date in connection with the transactions contemplated by this Agreement or any other Credit Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the Closing Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to Projections, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time such Projections were prepared, it being understood that Projections by their nature are uncertain and no assurance is given that the results reflected in such Projections will be achieved.

5.18 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). In the case of the Pledged Stock that are Securities (as defined in the UCC) described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral in which a security interest can be perfected under the relevant UCC by filing a UCC financing statement and described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.18 in appropriate form are filed in the offices specified on Schedule 5.18, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by subsection 8.3 and, in the case of Collateral consisting of Pledged Stock, inchoate Liens arising by operation of law).

5.19 Solvency. The Credit Parties taken as a whole are Solvent.

5.20 Use of Proceeds. The proceeds of the Term Loans shall be used to finance, in part, the Refinancing and to pay related fees and expenses. The proceeds of the Revolving Credit Loan and the Swing Line Loans shall be used for working capital and general corporate purposes.

5.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 except where the Company or the applicable Subsidiary has obtained flood hazard insurance to the extent expressly required by the National Flood Insurance Act of 1968.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to make its Loans on the Closing Date and the obligation of the Issuing Lenders to issue any Letter of Credit on the Closing Date are subject to the satisfaction or waiver, immediately prior to or concurrently with the making of such Loans or the issuance of such Letter of Credit, as the case may be, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent (or its counsel) shall have received (i) from each party thereto a counterpart of this Agreement signed on behalf of such party and (ii) the Guarantee and Collateral Agreement executed and delivered by a duly authorized officer of the Company and each Subsidiary Guarantor.

(b) Existing Credit Agreement. The Administrative Agent shall have received reasonably satisfactory evidence that the Existing Credit Agreement shall have been repaid or cancelled, all documentation representing such indebtedness shall have been terminated and all guarantees, liens and security interests associated therewith have been released, or that adequate measures shall have been taken to terminate such documentation and release such guarantees, liens and security interests.

(c) Consents and Approvals. (i) The Administrative Agent shall have received all necessary or required material governmental and third party consents and approvals in connection with the Transactions and the continuing operations of the Company and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on this Agreement or the Transactions, (ii) there shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the Company, this Agreement or any of the other transactions contemplated hereby and (iii) the Company shall not be in violation of the Communications Act of 1934, or any FCC rule or regulation, such that a violation of which could reasonably be expected to result in a Material Adverse Effect.

(d) Pro Forma Balance Sheet; Financial Information. The Administrative Agent shall have received a copy of (i) the Pro Forma Balance Sheet and (ii) the financial statements referred to in subsection 5.1(b).

(e) Projections. The Administrative Agent shall have received projections through the end of 2016.

(f) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of (a) Kirkland & Ellis LLP, counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent, (b) Lionel Sawyer & Collins, counsel to the Company, or such other counsel which is reasonably satisfactory to the Administrative Agent and (c) Lerman Senter PLLC, FCC counsel to the Company, each in form and substance reasonably satisfactory to the Administrative Agent, with such changes thereto as may be approved by the Administrative Agent and its counsel. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

(g) Closing Certificates. The Administrative Agent shall have received a Closing Certificate of the Company and each Subsidiary Guarantor, dated the Closing Date, substantially in the form of Exhibits B-1 and B-2 hereto, respectively, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent and its counsel, executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of the Company and each Subsidiary Guarantor respectively.

(h) Fees. The Administrative Agent shall have received for the account of the Arrangers or the Lenders, or for its own account, as the case may be, all fees (including the fees referred to in subsection 4.10) and expenses payable to the Lenders, the Arrangers and the Administrative Agent on or prior to the Closing Date and invoiced at least one Business Day prior to the Closing Date.

(i) Filings. All necessary or advisable filings shall have been duly made or made available to create a perfected first priority Lien on and security interest in all Collateral in which a security interest can be perfected by filing a UCC-1 financing statement, and all such Collateral shall be free and clear of all Liens, except Liens permitted by subsection 8.3.

(j) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Credit Party, and such search shall reveal no Liens on any of the assets of the Credit Parties except for Liens permitted by subsection 8.3 or otherwise reasonably acceptable to the Administrative Agent or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received the certificates representing the shares pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and any other promissory note pledged pursuant to the Guarantee and Collateral Agreement, endorsed in blank by a duly authorized officer of the pledgor thereof.

(l) Organizational Documents. The Administrative Agent shall have received true and correct copies of the Certificate of Incorporation and By-laws or Operating Agreement of each Credit Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Credit Party.

(m) Corporate Documents. The Administrative Agent shall have received copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of each Credit Party in its jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation except where the failure to so qualify would not have a Material Adverse Effect.

(n) Solvency Certificate. The Administrative Agent shall have a solvency certificate from the Chief Financial Officer of the Company that shall document the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(o) Insurance Certificate. The Administrative Agent shall have received insurance certificates satisfying the requirements of the Guarantee and Collateral Agreement.

(p) Ratings. The Company shall have used commercially reasonable efforts to obtain a corporate family rating and a rating for the Loans from each of Moody’s and S&P.

(q) USA PATRIOT Act. Before the end of the fifth Business Day prior to the Closing Date, the Administrative Agent shall have received all documentation and other information, which has been requested in writing at least eight Business Days prior to the Closing Date, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

6.2 Conditions to All Loans and Letters of Credit. The obligation of each Lender to make any Loan (other than (i) any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans or (ii) as agreed by the Administrative Agent and the Additional Lenders as set forth in subsection 4.27(b)) and the obligation of each Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. Each of the representations and warranties made in or pursuant to the Credit Documents shall be true and correct in all material respects on and as of the date of such Loan (or such Letter of Credit) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

Each borrowing by the Company hereunder (other than (i) any borrowing of any Revolving Credit Loan the proceeds of which are used to repay funded Swing Line Loans and (ii) as agreed by the Administrative Agent and the Additional Lenders as set forth in subsection 4.27(b)) and the issuance of each Letter of Credit by each Issuing Lender hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) of this subsection 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, so long as the Commitments remain in effect, any Loan or Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, the Issuing Lender or the Administrative Agent hereunder, it shall, and, in the case of the agreements contained in subsections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, and 7.11 cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of subsection 7.2:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent; and

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries for such applicable period and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all financial statements shall be prepared in reasonable detail in accordance with GAAP (provided, that interim statements may be condensed and may exclude detailed footnote disclosure and are subject to year-end adjustment) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in ASC 360, “Property, Plant and Equipment”) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period).

In the event the Company changes its accounting methods because of changes in GAAP, or any change in GAAP occurs which increases or diminishes the protection and coverage afforded to the Lenders under current GAAP accounting methods, the Company or the Administrative Agent, as the case may be, may request of the other parties to this Agreement an amendment of the financial covenants contained in this Agreement to reflect such changes in GAAP and to provide the Lenders with protection and coverage equivalent to that existing prior to such changes in accounting methods or GAAP, and each of the Company, the Administrative Agent and the Lenders agree to consider such request in good faith.

Documents required to be delivered pursuant to this subsection 7.1 and subsection 7.2 below (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at www.citadelbroadcasting.com or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or public third-party website or whether sponsored by the Administrative Agent); provided that (x) in each case, the Company shall notify the Administrative Agent of the posting of any such documents and (y) in the case of documents required to be delivered pursuant to subsection 7.2, at the request of the Administrative Agent, the Company shall furnish to the Administrative Agent a hard copy of such document.

7.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of subsection 7.2:

(a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements nothing came to their attention to cause them to believe that the Company failed to comply with the terms, covenants, provisions or conditions of subsection 8.1 insofar as they relate to financial and accounting matters (subject to customary qualifications), except as specified in such letter; provided, that this delivery shall not be required if such accountants do not provide such letters generally;

(b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a certificate of the Responsible Officer of the Company (i) stating that, to the best of such officer’s knowledge, such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of subsection 8.1 and (iii) in the case of financial statements under subsection 7.1(a), beginning with the financial statements for the fiscal year ending December 31, 2011, setting forth reasonably detailed calculations of Excess Cash Flow;

(c) promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

(e) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a management summary describing and analyzing the performance of the Company and its Subsidiaries during the periods covered by such financial statements; provided, however, that such management summary need not be furnished so long as the Company is a reporting company under the Securities Exchange Act of 1934, as amended;

(f) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), but in any event within 90 days after the beginning of each fiscal year of the Company to which such budget relates, an annual operating budget of the Company and its Subsidiaries, on a consolidated basis;

(g) promptly following any request by the Administrative Agent therefor, copies of (i) any documents described in Section 101(k) of ERISA that a Credit Party may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that a Credit Party may request with respect to any Multiemployer Plan; provided, that if a Credit Party has not requested such documents or notices from such Multiemployer Plan, the Company shall promptly make a request for such documents or notices from the administrator or sponsor of such Multiemployer Plan and shall provide copies of such documents and notices promptly after receipt thereof; and

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

The requirements of subsections 7.1 and 7.2 above shall be deemed to be satisfied if the Company shall have made such materials available to the Administrative Agent, including by electronic transmission, within the time periods specified therefor and pursuant to procedures approved by the Administrative Agent, or by filing such materials by electronic transmission with the Securities and Exchange Commission, in which case “delivery” of such statements for purposes of subsections 7.2(a) and 7.1(b) shall mean making such statements available in such fashion.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities (including taxes) of whatever nature (but excluding Indebtedness), except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be and (b) for delinquent obligations which do not have a Material Adverse Effect.

7.4 Conduct of Business; Maintenance of Existence; Compliance. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by this Agreement; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) Except if the failure to do so could not reasonably be expected to result in a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted).

(b) Maintain with financially sound and reputable insurance companies insurance on all its property (provided that if any such insurance company shall at any time cease to be financially sound and reputable, there shall be no breach of this provision in the event that the Company promptly (and in any event within forty-five (45) days of such date) obtains insurance from an alternative insurance carrier that is financially sound and reputable) insurance with respect to its properties in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and its Subsidiaries in the same geographic locales) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or similar business.

(c) Maintain casualty and property insurance for which the Company shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as insured party or loss payee.

(d) Upon request by the Administrative Agent, the Company shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Company’s audited annual financial statements and such supplemental reports with respect thereto, as the Administrative Agent may from time to time reasonably request.

7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired upon reasonable notice (but no more than once per annum unless an Event of Default has occurred and is continuing), and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants (with, at the option of the Company, an officer of the Company present) upon reasonable advance notice to the Company.

7.7 Notices. Promptly give notice to the Administrative Agent (who shall deliver to each Lender) upon a Responsible Officer obtaining knowledge of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time between the Company or any of its respective Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its respective Subsidiaries by any Governmental Authority, which in any such case would have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Company or any of its Subsidiaries (i) in which more than $25,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

(d) the occurrence of any Reportable Event that, alone or together with any other Reportable Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the Responsible Officer of the Company setting forth details as to such Reportable Event and the action that the Company proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or (B) any notice delivered by the PBGC in connection with such Reportable Event;

(e) the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created by the Guarantee and Collateral Agreement; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of the Responsible Officer of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (f)) stating what action the Company proposes to take with respect thereto.

7.8 Environmental Laws. Except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Comply with, and take commercially reasonable steps to cause all tenants and subtenants, if any, to comply with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to cause all tenants and subtenants to obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required under Environmental Laws and promptly comply with all legally binding lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9 [Reserved]

7.10 Additional Subsidiary Guarantors; Pledge of Stock of Additional Subsidiaries; Additional Collateral, etc. (a) With respect to any new Subsidiary (other than a Foreign Subsidiary, a Non-Significant Subsidiary or a Broadcast License Subsidiary) created or acquired after the Closing Date (including as a result of the consummation of any Permitted Acquisition), promptly cause such Subsidiary, to become a party to the Guarantee and Collateral Agreement which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent.

(b) (i) Pledge the capital stock, or other equity interests and intercompany indebtedness, owned by the Company or any of its Subsidiaries (other than a Foreign Subsidiary or a Non-Significant Subsidiary) that is created or acquired after the Closing Date pursuant to the Guarantee and Collateral Agreement (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, this subsection 7.10(b) shall not require the Company or any of its Subsidiaries to pledge (x) more than 65% of the outstanding voting stock of any of its Foreign Subsidiaries or (y) any capital stock or other equity interests of a Foreign Subsidiary which is owned by a Foreign Subsidiary thereof) and (ii) with regard to any property acquired by the Company or any Subsidiary Guarantor after the Closing Date (other than property described in paragraphs (b)(i) or (c)) (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property in accordance with the Guarantee and Collateral Agreement and (y) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(c) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by the Company or any Subsidiary Guarantor (unless subject to a Lien permitted under subsections 8.3(f) or 8.3(h)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, in each case, if available, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.11 Broadcast License Subsidiaries. (a) The Company shall, unless the Company shall reasonably determine with the consent of the Administrative Agent (such consent not to be unreasonably withheld) that doing so would cause undue expense or effort for the Company, cause all FCC Licenses (except FCC Licenses for Stations held in trust and listed on Schedule 8.16) to be held at all times by one or more Broadcast License Subsidiaries; provided that with regard to any FCC Licenses for Stations acquired after the Closing Date, the foregoing requirement shall be deemed satisfied if such FCC Licenses are, promptly following the acquisition of the respective Station, transferred to and subsequently held by one or more Broadcast License Subsidiaries.

(b) The Company shall ensure that each Broadcast License Subsidiary engages only in the business of holding FCC Licenses and rights and activities related thereto.

(c) The Company shall ensure that the property of each Broadcast License Subsidiary is not commingled with the property of the Company and any Subsidiary other than Broadcast License Subsidiaries or otherwise remains clearly identifiable.

(d) The Company shall ensure that no Broadcast License Subsidiary has any Indebtedness, guarantees or other liabilities except for the liabilities expressly permitted to be incurred in accordance with the definition of “Broadcast License Subsidiary”.

(e) The Company shall ensure that no Broadcast License Subsidiary creates, incurs, assumes or suffers to exist any Liens upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except non-consensual Liens arising by operation of law.

SECTION 8. NEGATIVE COVENANTS.

From and after the Closing Date, the Company hereby agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan or Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless the Revolving L/C Obligations related thereto have been fully cash collateralized on terms reasonably acceptable to the applicable Issuing Lender) or any other amount is owing to any Lender (other than (i) under any Specified Swap Agreements or Specified Cash Management Agreements and (ii) indemnities and other contingent liabilities not then due and payable that survive repayment of the Loans), the Issuing Lender or the Administrative Agent hereunder:

8.1 Financial Condition Covenants. (a) Permit, as of the last day of any fiscal quarter of the Company, the Consolidated Total Leverage Ratio for the period of four consecutive fiscal quarters ended on such day to be more than 4.5 to 1.0 if such period ends on or before December 31, 2011, 4.25 to 1.0 if such period ends after December 31, 2011, but on or before December 31, 2013 and 4.0 to 1.0 if such period ends anytime thereafter.

(b) Permit, as of the last day of any fiscal quarter of the Company, the Consolidated Senior Secured Leverage Ratio for the period of four consecutive fiscal quarters ended on such day to be more than 2.25 to 1.0.

(c) Permit, as of the last day of any fiscal quarter of the Company, the Consolidated Interest Coverage Ratio for the period of four consecutive fiscal quarters ended on such day to be less than 2.5 to 1.0.

8.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Company and its Subsidiaries in connection with the Letters of Credit and this Agreement (including any Incremental Facility);

(b) Indebtedness of (i) the Company to any Subsidiary and (ii) any Subsidiary to the Company or any other Subsidiary to the extent the Indebtedness referred to in this clause (b)(ii) evidences a loan or advance permitted under subsection 8.7;

(c) Indebtedness in respect of any transaction permitted by subsection 8.11;

(d) Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries, in each case to the extent a letter of credit supports in whole or in part the obligations of the Company and its Subsidiaries with respect to such bonds, guarantees and letters of credit;

(e) other Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time;

(f) existing Indebtedness of the Company or any of its Subsidiaries listed on Schedule 8.2 hereto including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased;

(g) Permitted Additional Debt and any Permitted Refinancing thereof;

(h) Letters of credit of the Company and its Subsidiaries; provided that the aggregate face amount of such letters of credit shall not exceed $5,000,000 outstanding at any time;

(i) Indebtedness in respect of the Senior Notes and any Permitted Refinancing thereof;

(j) Indebtedness consisting of promissory notes issued by the Company and its Subsidiaries to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the repurchase of shares of the Company permitted by subsection 8.8;

(k) (i) Indebtedness (including Capital Lease Obligations) financing the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets in an amount not to exceed $5,000,000 at any time outstanding; provided that such Indebtedness is incurred prior to or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Indebtedness arising out of sale-leaseback transactions permitted hereunder and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(l) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m) Indebtedness arising from agreements of the Company and its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any of its Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) with respect to a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Subsidiaries in connection with such disposition; and

(n) Indebtedness consisting of (i) financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

(c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(d) easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(e) Liens in favor of the Lenders pursuant to the Credit Documents and bankers’ liens arising by operation of law;

(f) Liens on assets of entities or Persons which become Subsidiaries of the Company after the date hereof; provided that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof;

(g) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit which are Commercial L/Cs;

(h) Liens securing any Indebtedness permitted under subsection 8.2(e), 8.2(h) or 8.2(k); provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall at no time exceed $25,000,000, and (ii) no such Liens shall encumber any capital stock or other equity interests of the Company or any of their Subsidiaries or any cash or accounts of the Company or any of its Subsidiaries;

(i) existing Liens described in Schedule 8.3 and renewals thereof in amounts not to exceed the amounts listed on such Schedule 8.3;

(j) Liens securing arrangements permitted by the proviso contained in subsection 8.12;

(k) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l) Liens securing Indebtedness owing to the Company or any Subsidiary Guarantor under subsection 8.2(b)(ii); and

(m) Liens securing Permitted Additional Debt or any Permitted Refinancing thereof.

8.4 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a) guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Company or any of its Subsidiaries;

(b) guarantees by the Company and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $20,000,000 at any one time;

(c) existing Contingent Obligations described in Schedule 8.4 including any extensions or renewals thereof;

(d) Contingent Obligations in respect of derivatives contracts permitted by subsection 8.11;

(e) Contingent Obligations pursuant to the Guarantee and Collateral Agreement;

(f) guarantees by the Company and its Subsidiaries of (i) Indebtedness of the Company and its Subsidiaries permitted under subsection 8.2 (other than clauses (g) and (i) thereof) and (ii) obligations (other than Indebtedness) of the Company and its Subsidiaries not prohibited hereunder; provided that any guarantee by a Credit Party of Indebtedness of a Subsidiary that is not a Credit Party shall only be permitted to the extent permitted by subsection 8.7; and

(g) guarantees by any Subsidiary Guarantor of the obligations under (i) the Senior Notes and any Permitted Refinancing thereof and (ii) any Permitted Additional Debt and any Permitted Refinancing thereof.

8.5 Prohibition of Fundamental Changes. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any Foreign Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any material line of business other than of the same general type now conducted by it and businesses related, incidental or complementary thereto, except for (a) the transactions otherwise permitted pursuant to subsections 8.6 and 8.7; provided that the Company may not merge, consolidate or amalgamate with any Person unless the Company is the continuing or surviving Person, (b) the liquidation or dissolution of any Subsidiary of the Company if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, (c)(i) any Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Credit Party and (ii) any Subsidiary may change its legal form if the Company determines in good faith that such action is in the best interest of the Company and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Subsidiary Guarantor will remain a Subsidiary Guarantor unless such Subsidiary Guarantor is otherwise permitted to cease being a Subsidiary Guarantor hereunder) and (d) any Subsidiary of the Company may dispose of any or all of its assets to the Company or to another Subsidiary (upon voluntary liquidation or otherwise); provided that if the transferor in such a transaction is a Subsidiary Guarantor, then (i) the transferee must be a Subsidiary Guarantor or the Company or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary that is not a Credit Party in accordance with subsections 8.2 and 8.7 respectively or pursuant to a disposition permitted by subsection 8.6.

8.6 Prohibition on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:

(a) the sale or other disposition of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out or no longer used or useful in the conduct of the business of the Company or any Subsidiaries, and which is disposed of in the ordinary course of business;

(b) sales of inventory made in the ordinary course of business;

(c) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a wholly-owned Domestic Subsidiary of the Company (including by way of merging such Subsidiary into another wholly-owned Domestic Subsidiary or the Company) or make any investment permitted by subsection 8.7, and any Subsidiary of the Company may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a wholly-owned Domestic Subsidiary of the Company or to any other Subsidiary to the extent such transfer constitutes an investment permitted by subsection 8.7; provided that in either case such transfer shall not cause such wholly-owned Domestic Subsidiary to become a Foreign Subsidiary and provided further that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Subsidiary to another Subsidiary whose capital stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its capital stock to the Administrative Agent than was pledged by the transferor Subsidiary unless, in any such case, after giving effect to such transaction, the stock of such other Subsidiary is not required to be pledged under the definition of Guarantee and Collateral Agreement or under subsection 7.10(b);

(d) any Foreign Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to the Company or a wholly-owned Subsidiary of the Company and any Foreign Subsidiary of the Company may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Foreign Subsidiary of the Company to a wholly-owned Subsidiary of the Company; provided that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

(e) the sale or other disposition by the Company or any of its Subsidiaries of other assets consummated after the Closing Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) if the consideration for such sale or other disposition exceeds $15,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents, (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of subsection 4.6 and (iv) the fair market value of all assets disposed of in reliance on this clause (e) after the Closing Date shall not exceed $75,000,000 in the aggregate in any fiscal year of the Company;

(f) the sale or other disposition by the Company or any of its Subsidiaries of other assets consummated after the Closing Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) if the consideration for such sale or other disposition exceeds $15,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents, (iii) the Company is in pro forma compliance with the covenants set forth in subsection 8.1, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such sale or other disposition had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such sale or other disposition and any related repayment of Indebtedness, (iv) the aggregate amount of Consolidated EBITDA attributable to all assets disposed of in reliance on this clause (f) or clause (e) of subsection 8.6 after the Closing Date shall not exceed $50,000,000 and (v) the Net Proceeds from such sale or other disposition shall be applied to the prepayment of Term Loans in accordance with the provisions of subsection 4.6(b); provided that the Reinvestment Rights provided in subsection 4.6(b) shall only be available to the extent that, at the time of receipt of such Net Proceeds, no Term Loans remain outstanding;

(g) the sale or other disposition by the Company or any of its Subsidiaries (or a divestiture trust in which such assets are held) after the Closing Date of Stations (and related assets) listed on Schedule 8.16 held in trust pursuant to rule, regulation or order of the Federal Communications Commission to the extent such sale or other disposition is required by applicable law or rule, regulation or order of the Federal Communications Commission, provided that (i) any such sale or other disposition shall be made for fair value on an arms’ length basis, (ii) if the consideration for such sale or other disposition exceeds $15,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents, and (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with subsection 4.6;

(h) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof;

(i) leases, subleases, or sublicenses of property, and dispositions of intellectual property in the ordinary course of business, in each case that do not materially interfere with the business of the Company and its Subsidiaries, and dispositions of intellectual property under a research or development agreement in which the other party receives a license to intellectual property that results from such agreement;

(j) transfers of property subject to any casualty event, including any condemnation, taking or similar event and any destruction, damage or any other casualty loss;

(k) dispositions in the ordinary course of business consisting of the abandonment of intellectual property which, in the reasonable good faith determination of the Company or any of its Subsidiaries, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

(l) sales of immaterial non-core assets acquired in connection with a Permitted Acquisition which are not used in the business of the Credit Parties;

(m) any disposition of real property to a Governmental Authority as a result of a condemnation of such real property;

(n) exclusive or non-exclusive licenses or similar agreements in respect of intellectual property;

(o) forgiveness of any loans or advances made pursuant to subsection 8.7(f);

(p) any disposition, assignment or writedown of the Gleiser Note;

(q) sales, transfers and other dispositions of assets to the extent such assets are exchanged substantially simultaneously for replacement assets, provided that (i) no more than 30% of any consideration given by the Company or its Subsidiaries for such asset swap consists of cash or Cash Equivalents and (ii) after giving effect to such asset swap, the Consolidated Total Leverage Ratio and the Consolidated Senior Secured Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such asset swap had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to such asset swap, shall not exceed the Consolidated Total Leverage Ratio or the Consolidated Senior Secured Leverage Ratio immediately prior to giving effect to such asset swap (calculated on a pro forma basis in the same manner, but without giving effect to such asset swap) (each such asset swap, a “Permitted Asset Swap”);

(r) other asset swaps which are not Permitted Asset Swaps; provided that (i) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the Company is in pro forma compliance with the covenants set forth in subsection 8.1, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such asset swap had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such asset swap; provided that for purposes of this clause (ii) the applicable levels for the Consolidated Total Leverage Ratio and the Consolidated Senior Secured Leverage Ratio shall be the then applicable levels set forth in subsection 8.1(a) and (b), respectively, minus 0.25, (iii) all actions required to be taken with respect to any acquired assets under subsection 7.10 have been taken, and (iv) the Company has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) through (iii) above, together with all relevant financial information for the assets to be acquired;

(s) to the extent constituting dispositions, mergers, consolidations and liquidations permitted by subsection 8.5, Restricted Payments permitted by subsection 8.8 and Liens permitted by subsection 8.3;

(t) dispositions of cash and Cash Equivalents;

(u) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(v) the unwinding of any Swap Agreements in accordance with its terms;

(w) terminations of leases, subleases, licenses and sublicenses in the ordinary course of business;

(x) the Company or any Subsidiary may issue Capital Stock; and

(y) sale leasebacks permitted by subsection 8.12.

8.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) (i) loans or advances in respect of intercompany accounts attributable to the operation of the Company’s cash management system and (ii) loans or advances by the Company or any of its Subsidiaries to a Subsidiary Guarantor (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor);

(b) Investments in Subsidiaries of the Company that are not Subsidiary Guarantors; provided that at all times the aggregate amount of all such Investments shall not exceed $20,000,000;

(c) Investments, not otherwise described in this subsection 8.7, in the Company or in Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement;

(d) any Subsidiary of the Company may make Investments in the Company (by way of capital contribution or otherwise);

(e) the Company and its Subsidiaries may invest in, acquire and hold (i) Cash Equivalents and cash and (ii) other cash equivalents invested in or held with any financial institutions to the extent such amounts under this clause (ii) do not exceed $5,000,000 per individual institution and $25,000,000 in the aggregate at any one time;

(f) the Company or any of its Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Company or any such Subsidiary;

(g) the Company or any of its Subsidiaries may make payroll advances in the ordinary course of business;

(h) the Company or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause shall prevent the Company or any Subsidiary from offering such concessionary trade terms, or from receiving such investments or any other investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(i) the Company and its Subsidiaries may make Investments in connection with asset sales permitted by subsection 8.6 or to which the Required Lenders consent;

(j) existing Investments of the Company described in Schedule 8.7;

(k) the Company and its Subsidiaries may make non-hostile acquisitions (by merger, purchase, lease (including any lease that contains up-front payments and/or buyout options) or otherwise) of any business, division or line of business or at least 80% of the outstanding capital stock or other equity interests of any corporation or other entity, as long as (i) the acquisition or investment is in a similar, complementary or incidental line of business as conducted by the Company and its Subsidiaries on the Closing Date, (ii) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) the Company shall be in pro forma compliance with the covenants set forth in subsection 8.1, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such acquisition had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such acquisition; provided that for purposes of this clause (iii) the applicable levels for the Consolidated Total Leverage Ratio and the Consolidated Senior Secured Leverage Ratio shall be the then applicable levels set forth in subsection 8.1(a) and (b), respectively, minus 0.25, (iv) all actions required to be taken with respect to any acquired assets or acquired or newly formed Subsidiary under subsection 7.10 have been taken and (v) the Company has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) through (iv) above, together with all relevant financial information for the Person or assets to be acquired; provided that the aggregate consideration (whether cash or property, as valued in good faith by the Board of Directors of the Company) given by the Company and its Subsidiaries for all Foreign Acquisitions consummated after the Closing Date in reliance on this clause (k) shall not exceed $30,000,000;

(l) the Company and its Subsidiaries may make loans or advances to, or acquisitions or other Investments in, other Persons (exclusive of Persons which are, or become, Foreign Subsidiaries) that constitute or are in connection with joint ventures, provided the consideration paid by the Company or any of its Subsidiaries in all such transactions after the Closing Date (net, in the case of Investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Company or its Subsidiaries (net of applicable taxes) after the Closing Date), does not exceed in the aggregate $10,000,000;

(m) the Company and its Subsidiaries may make loans or advances to, or other Investments in, or otherwise transfer funds (including without limitation by way of repayment of loans or advances) to, Foreign Subsidiaries (including new Foreign Subsidiaries); provided that the consideration paid by the Company or any of its Subsidiaries in all transactions after the Closing Date (net, in the case of loans, advances, investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Company or its Subsidiaries (net of applicable taxes) after the Closing Date) does not exceed in the aggregate $10,000,000;

(n) the Company or any of its Subsidiaries may acquire obligations of one or more directors, officers, employees, members or management or consultants of any of the Company or its Subsidiaries in connection with such person’s acquisition of shares of the Company, so long as no cash is actually advanced by the Company or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations;

(o) the Company and its Subsidiaries may acquire assets with the Net Proceeds from Asset Sales in accordance with the reinvestment rights provided under subsection 4.6(b);

(p) the Company and its Subsidiaries may acquire assets under a Permitted Asset Swap or an asset swap permitted by subsection 8.6(r);

(q) the Company and its Subsidiaries may make other Investments, as long as (i) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the amount of such Investment shall not exceed the Available Amount; provided that this clause (ii) shall not apply if and as long as the Consolidated Total Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such Investment had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such Investment, is less than 2.0 to 1.0, (iii) the Company shall be in pro forma compliance with the covenants set forth in subsection 8.1, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such Investment had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such Investment and (iv) the Company has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) through (iii) above; and

(r) other Investments not to exceed $20,000,000.

For purposes of calculating the amount of any Investment, such amount shall equal (x) the amount actually invested less (y) any repayments, interest, returns, profits, dividends, distributions, income and similar amounts actually received in cash from such Investment (from dispositions or otherwise) (which amount referred to in this clause (y) shall not exceed the amount of such Investment at the time such Investment was made).

8.8 Limitation on Dividends. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries (all of the foregoing being referred to herein as “Restricted Payments”); except that:

(a) Subsidiaries may pay dividends and make Restricted Payments directly or indirectly to the Company or to Domestic Subsidiaries which are directly or indirectly wholly-owned by the Company and to any other owner of its Capital Stock (provided that in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Company and any other Subsidiary and to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests of the relevant class of Capital Stock), and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Company;

(b) so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) the Company is in pro forma compliance with the covenants set forth in subsection 8.1, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such Restricted Payment had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such Restricted Payment, (iii) at the time of such Restricted Payment and after giving effect thereto, there are no Revolving Credit Loans or Swing Line Loans outstanding and (iv) the Company has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) and (iii) above, together with all relevant financial information, the Company may pay dividends and repurchase shares of any class of capital stock in an aggregate amount not to exceed the Available Amount; provided that the foregoing limitation to the Available Amount shall not apply if and as long as at the time of such Restricted Payment the Consolidated Total Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such Restricted Payment had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such Restricted Payment, is less than 2.0 to 1.0;

(c) so long as no Default or Event of Default then exists or would result therefrom, the Company may purchase its common stock or common stock options from former officers or employees of the Company or any of its Subsidiaries upon the death, disability or termination of employment of such officer or employee, provided, that the amount of payments under this clause (c) after the Closing Date shall not exceed $5,000,000 in the aggregate in any fiscal year of the Company (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any fiscal year of the Company); provided further that such amount in any fiscal year may be increased by an amount not to exceed (i) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to any employee, member or the board of directors or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Capital Stock have not been included in the calculation of the Available Amount; plus (ii) the cash proceeds of key man life insurance policies received by the Company or its Subsidiaries after the Closing Date; less (iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii);

(d) so long as no Default or Event of Default then exists or would result therefrom , the Company may make payments and/or net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto, make payments in respect of or purchase restricted stock units and similar stock based awards thereunder and to settle employees’ and directors’ federal, state and income tax liabilities (if any) related thereto, provided that the aggregate amount of payments made by the Company after the Closing Date shall not exceed $5,000,000 in any fiscal year (with unused amounts in any fiscal year of the Company being carried over to succeeding fiscal years subject to a maximum of $10,000,000 in any fiscal year);

(e) so long as no Default or Event of Default then exists or would result therefrom, the Company may make dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company;

(f) so long as no Default or Event of Default then exists or would result therefrom, the Company and its Subsidiaries may make dividends or distributions within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(g) so long as no Default or Event of Default then exists or would result therefrom, the Company and its Subsidiaries may make cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights or securities convertible into or exchangeable for Capital Stock of the Company or any direct or indirect parent company of the Company; provided that any such cash payment shall be for the purpose of evading the limitation of this covenant; and

(h) the Company may redeem, repurchase, retire or acquire any Capital Stock of the Company or any Capital Stock of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Subsidiary) of, Capital Stock of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock).

8.9 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Company and its Subsidiaries not exceeding $30,000,000 during any fiscal year; provided, that (a) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this subsection during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

8.10 Transactions with Affiliates. Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Company or any Subsidiary) except (a) for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, or (b) as permitted under subsection 8.2(b), subsection 8.3(l), subsections 8.4(a) and (f), subsection 8.6(c), subsection 8.7(c) and (d) and subsection 8.8 or (c) as set forth on Schedule 8.10.

8.11 Derivative Contracts. Enter into any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than such contracts, arrangements or transactions entered into in the ordinary course of business for non-speculative purposes.

8.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, provided that the Company or any of its Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding $125,000,000 during the term of this Agreement if the Net Proceeds from such sale leaseback arrangements are applied to the prepayment of Term Loans in accordance with the provisions of subsection 4.6(b); provided that the Reinvestment Rights provided in subsection 4.6(b) shall only be available to the extent that, at the time of receipt of such Net Proceeds, no Term Loans remain outstanding.

8.13 Fiscal Year. Permit the fiscal year for financial reporting purposes of the Company to end on a day other than December 31, unless the Company shall have given at least 45 days prior written notice to the Administrative Agent.

8.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits (other than a dollar limit, provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the Obligations) the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Credit Documents to which it is a party other than (a) this Agreement, the other Credit Documents and the Senior Notes, (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) but excluding any Permitted Additional Debt, (c) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (d) pursuant to applicable law, (e) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (f) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale or sale-leaseback of any property permitted under this Agreement, (g) documents, agreements or constituent documents governing joint ventures, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Company or any of its Subsidiaries as long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Company, (i) agreements permitted under subsection 8.12 and (j) customary non-assignment provisions in contracts entered into in the ordinary course of business.

8.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (b) make loans or advances to, or other Investments in, the Company or any other Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents or the Senior Notes, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or all or substantially all of the assets of such Subsidiary, (iii) applicable law, (iv) restrictions in effect on the date of this Agreement contained in the agreements governing the Indebtedness in effect on the Closing Date and in any agreements governing any refinancing thereof if such restrictions are no more restrictive than those contained in the agreements as in effect on the date of this Agreement governing the Indebtedness being renewed, extended or refinanced, (v) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Company or any of its Subsidiaries, in each case entered into in the ordinary course of business, (vi) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (vii) Liens permitted under subsection 8.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens; (viii) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any capital stock or Indebtedness incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date as long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Company, (ix) any customary restriction on cash or other deposits imposed under agreements entered into in the ordinary course of business or net worth provisions in leases and other agreements entered into in the ordinary course of business, (x) provisions with respect to dividends, the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; (xi) restrictions on deposits imposed under contracts entered into in the ordinary course of business; and (xii) any restrictions under any Indebtedness permitted by subsection 8.2 if such restrictions are no more restrictive to the Company and its Subsidiaries than those contained under this Agreement.

8.16 Management of Stations. Permit the management of any Station owned by the Company or any of its Subsidiaries to be managed by a Person other than an employee of the Company or its Subsidiaries other than (a) pursuant to arrangements under any Local Marketing Agreement with respect to a Station set forth on the attached Schedule 8.16, (b) any Station listed on Schedule 8.16 held in trust pursuant to rule, regulation or order of the Federal Communications Commission), (c) any Station for which an asset purchase agreement for a sale to a third party has been executed, which sale is reasonably expected to close within nine months from execution of such asset purchase agreement (provided that the management by any third party shall be discontinued if the asset purchase agreement is terminated or the sale is otherwise abandoned by either party), and (d) Stations generating, in the aggregate, less than 5% of the aggregate revenues of the Company and its Subsidiaries for the immediately preceding fiscal year of the Company.

8.17 Programming; Advertisements; FCC Licenses. Cause any of the FCC Licenses to be held at any time by any Person other than the Company or any of its wholly-owned Domestic Subsidiaries, except (i) as would not reasonably be expected to have a Material Adverse Effect on the Company (with an exception for those Stations held in trust pursuant to rule, regulation or order of the Federal Communications Commission) or (ii) as would otherwise be permitted by subsection 8.16.

8.18 Certain Payments of Indebtedness. (a) Make any payment in violation of any of the subordination provisions of subordinated Indebtedness; or (b) make any optional payment or prepayment (including payments as a result of acceleration thereof) on the principal of the Senior Notes or any Permitted Refinancing thereof or any Subordinated Indebtedness or redeem or otherwise acquire, purchase or defease any Senior Notes or any Permitted Refinancing thereof or any subordinated Indebtedness, except that (i) the Company and its Subsidiaries may make any such payment in connection with any refinancing of the Senior Notes or any subordinated Indebtedness permitted pursuant to the terms hereof and (ii) so long as (x) no Default or Event of Default then exists or would result therefrom, (y) the Company is in pro forma compliance with the covenants set forth in subsection 8.1, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available using Consolidated Total Indebtedness as of the date of, and after giving effect to, such payment and (z) the Company has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (x) and (y) above, together with all relevant financial information, the Company may make payments not to exceed the Available Amount at the time of such payment; provided that that the foregoing limitation to the Available Amount shall not apply if and as long as at the time of such payment the Consolidated Total Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such payment had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such payment, is less than 2.0 to 1.0 and (iii) the Company and its Subsidiaries may convert or exchange all or any portion of any Indebtedness to Capital Stock of the Company.

SECTION 9. EVENTS OF DEFAULT.

Upon the occurrence of any of the following events:

(a) The Company shall fail to (i) pay any principal of any Loan or Note or Revolving L/C Obligation when due in accordance with the terms hereof or (ii) pay any interest on any Loan or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Credit Party shall default in the observance or performance of any agreement contained in subsection 7.7(a) or Section 8 of this Agreement; or

(d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document, and such default shall continue unremedied for a period of 30 days; or

(e) The Company or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt) or in the payment of any Contingent Obligation (other than in respect of the Loans, the Revolving L/C Obligations or any intercompany debt) in respect of Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or such Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation in respect of Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness and Contingent Obligations which would then become due or payable as described in this Section 9(e) would equal or exceed $35,000,000; or

(f) (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or a material portion of its assets, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) A Reportable Event shall have occurred; (ii) any Plan that is intended to be qualified shall lose its qualification; (iii) a non-exempt Prohibited Transaction shall have occurred with respect to any Plan; (iv) any Credit Party shall have failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or a required contribution to a Multiemployer Plan, whether or not waived; (v) a determination shall have been made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) any Credit Party shall have incurred any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (vii) a Credit Party shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Credit Party does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (viii) any Credit Party shall have received from the sponsor of a Multiemployer Plan a determination that such Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions if any, would result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $35,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) Except as contemplated by this Agreement or as provided in subsection 11.1, the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Credit Party shall so assert in writing; or

(j) Except as contemplated by this Agreement or as provided in subsection 11.1, any Grantor (as defined in the Guarantee and Collateral Agreement) shall breach any covenant or agreement contained in the Guarantee and Collateral Agreement with the effect that the Guarantee and Collateral Agreement shall cease to be in full force and effect or the Lien granted thereby shall cease to be a Lien with the priority required by the Guarantee and Collateral Agreement or any Credit Party shall assert in writing that the Guarantee and Collateral Agreement is no longer in full force and or effect or the Lien granted thereby is no longer of the priority required by the Guarantee and Collateral Agreement; or

(k) A Change in Control shall occur; or

(l) The loss, suspension, amendment, termination or cancellation of one or more FCC Licenses which would reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (a) if such event is an Event of Default with respect to the Company specified in clause (i) or (ii) of paragraph (f) above, automatically (i) the Commitments and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans shall immediately become due and payable, and (ii) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments and the Issuing Lender’s obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company (A) declare all or a portion of the Loans of all Lenders hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and such Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Company’s Revolving L/C Obligations as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company’s obligations under this Agreement and the Loans as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10. THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

10.1 Appointment. Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent under this Agreement and irrevocably authorizes JPMCB as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint any of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, electronic transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Agreement or applicable law and (ii) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and participate in the Letters of Credit and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

10.7 Indemnification. The Lenders severally agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably (determined at the time such indemnity is sought) according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and obligations, whether as Issuing Lender or a Participating Lender, with respect to Letters of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements contained in this subsection 10.7 shall survive the payment of the Notes and all other amounts payable hereunder.

10.8 Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued by or participated in by it, the Administrative Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not Administrative Agent and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacities.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall (unless an Event of Default under paragraph (a) or paragraph (f) of Section 9 shall have occurred and be continuing) be approved by the Company (which approval shall not be unreasonably withheld) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

10.10 Issuing Lender as Issuer of Letters of Credit. Each Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

10.11 No Other Agent Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Persons acting as co-syndication agent, co-documentation agent, joint lead arranger or bookrunner listed on the cover page hereof or otherwise shall have any powers, duties or responsibilities under any of the Credit Documents, except in its capacity as the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. No Credit Document or any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided, however, that:

(a) no such waiver and no such amendment, supplement or modification shall (i) directly or indirectly release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement or (ii) reduce any percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, except in either case as otherwise provided herein or in any other Credit Document;

(b) no such waiver and no such amendment, supplement or modification shall (i) extend the scheduled maturity of any Loan or scheduled installment of any Loan or reduce any scheduled installment of any Loan or reduce the principal amount thereof or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate (provided that only the consent of the Required Lenders shall be necessary to amend the default rate provided in subsection 4.7(c) or to waive any obligation of the Company to pay interest at such default rate) or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, or increase the amount of any Commitment of any Lender without the consent of each Lender directly and adversely affected thereby, (ii) amend, modify or waive any provision of this subsection 11.1 or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, or (iii) amend, modify or waive subsection 4.18(a) in a manner that would by its terms alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(c) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 10 or subsection 4.23 without the written consent of the then Issuing Lender and the Administrative Agent;

(d) no such waiver and no such amendment, supplement or modification shall amend, modify or waive the “Change in Control” definition as defined in subsection 1.1 without the consent of the Required Lenders (with the percentage in such definition being deemed to be 66 2/3% for this purpose); and

(e) this Agreement and the other Credit Documents may be amended with the consent of the Administrative Agent to incorporate the terms of any Incremental Facility or to establish an Extension permitted by subsection 4.26.

Any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, the Administrative Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders. In the case of any waiver, the Company, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this subsection 11.1 being referred to as a “Non-Consenting Lender”), then, the Company may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Lender and the Swing Line Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, participations in Letters of Credit funded under subsection 3.6(b) and participations under Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (c) the Company or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in subsection 11.6(d) and (d) such assignee has consented to the Proposed Change.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand on a Business Day during recipient’s normal business hours, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent on a Business Day and received during recipient’s normal business hours with confirmation of receipt received, addressed as follows in the case of each Credit Party and the Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Company:

Citadel Broadcasting Corporation

City Center West

7690 W. Cheyenne Avenue

Suite 220

Las Vegas, Nevada 89129

Attention: Randy L. Taylor,

Chief Financial Officer and Jacqueline Orr,

General Counsel

Telecopy: (702) 804-8292

In the case of the Company, with a copy to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention: Jason Kanner Telecopy: (212) 446-4900

The Administrative Agent:	JPMorgan Chase Bank, N.A. Loan and Agency Services Group 1111 Fannin Street 10th Floor Houston, Texas 77002 Attention: Jide Williams Telecopy: (713) 427-6530

With copies to:	JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, New York 10179 Attention: Tina Ruyter Telecopy: (212) 270-5127

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.3, 3.7, 4.1, 4.3, 4.4, 4.5 and 4.6 shall not be effective until received and provided, further that the failure to provide the copies of notices to the Company provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent or any Lender.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to subsections 3.3, 3.7, 4.1, 4.3, 4.4, 4.5 and 4.6 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Credit Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the making of the Loans, Letters of Credit and other extensions of credit hereunder.

11.5 Payment of Expenses. The Company agrees:

(a) to pay or reimburse the Administrative Agent and the Arrangers for all of their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements (including filing and recording fees and expenses) of counsel to the Administrative Agent, the Arrangers and the Lenders (which shall be limited to one counsel, FCC counsel and, if necessary, one local counsel in any relevant jurisdiction and expenses attributable to processing primary assignments and, solely in case of any conflict of interest, one additional counsel to the affected Lenders taken as a whole);

(b) to pay or reimburse the Lenders and the Administrative Agent for all their out-of-pocket costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent and the Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents or any workout or restructuring of the Credit Documents, limited to fees, disbursements and other charges of one counsel, FCC counsel and one local counsel in any relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole (and, solely in case of any conflict of interest, one additional counsel to the affected Lenders taken as a whole) incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement, the other Credit Documents and the documentation relating thereto.

(c) to pay, indemnify, and to hold the Administrative Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying similar fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and

(d) to pay, indemnify, and hold the Administrative Agent, each Arranger and each Lender and their respective officers, directors, employees, affiliates, advisors, controlling persons and agents (each an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts’ and consultants’ fees and limited to reasonable fees and disbursements of one counsel to the affected Indemnitees taken as a whole (and, solely in case of any conflict of interest, one additional counsel to the affected Indemnitees taken as a whole) and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against the Administrative Agent, any Arranger or any Lender (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the Loans, or any of the other transactions contemplated hereby or thereby, whether or not the Administrative Agent, any Arranger or any of the Lenders is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, in each case to the extent required under Environmental Laws, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution, performance, delivery, enforcement or administration, of this Agreement, the other Credit Agreement and any such other documents, or transfer of, or payment or failure to make payments under, Letters of Credit;

(all the foregoing, collectively, the “indemnified liabilities”), provided that the Company shall have no obligation hereunder to any Indemnitee (x) with respect to indemnified liabilities to the extent they are found by a final, non-appealable judgment of a court to arise from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) under this subsection 11.5 for any taxes other than Other Taxes or taxes derived from a non-tax claim. The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders and the Administrative Agent, all future holders of the Loans, and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights and obligations hereunder except in accordance with this Section.

(b) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Lender Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any participating interest of such Lender in the Letters of Credit, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents. Notwithstanding anything to the contrary in the immediately preceding sentence, each Lender shall have the right to sell one or more participations in all or any part of its Loans or any other Obligation to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. The Company agrees that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof, as provided in subsection 11.7. The Company also agrees that each Participant shall be entitled to the benefits of, and shall be subject to the limitations of, subsections 4.12, 4.19, 4.20, 4.21 and 4.22 with respect to its participation in the Letters of Credit and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive (i) any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred or (ii) the benefits of subsection 4.22 unless such Participant complies with subsections 4.22(f), 4.22(g), 4.22(h) and 4.22(i) as if it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan, Letter of Credit or Note is in registered form under Section 5f.103.1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Credit Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c) Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent of the Administrative Agent (provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of a Term Loan to a Lender, a Lender Affiliate or an Approved Fund), the Swing Line Lender and the Issuing Lenders (which in each case shall not be unreasonably withheld or delayed, and provided that no consent of the Swing Line Lender or Issuing Lenders shall be required for an assignment of Term Loan only), at any time sell to any Lender or any Lender Affiliate thereof (including any Affiliate or Subsidiary of such transferor Lender) and, with the prior written consent of the Company (provided that no consent of the Company shall be required for an assignment to a Lender, a Lender Affiliate or an Approved Fund or if an Event of Default under Section 9 has occurred and is continuing), the Issuing Lenders, the Swing Line Lender and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed), sell to one or more additional banks or financial institutions (an “Assignee”), all or any part of its rights and obligations under this Agreement, the Notes and the other Credit Documents and, with respect to the Letters of Credit, such Lender’s L/C Participating Interest, pursuant to an Assignment and Assumption executed by such Assignee, such assigning Lender (and by the Company and the Administrative Agent to the extent their consent is required), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that (A) each such sale pursuant to this subsection 11.6(b) of less than all of a Lender’s rights and Obligations (I) to a Person which is not then a Lender, a Lender Affiliate or an Approved Fund shall be of Commitments and/or Loans of not less than $5,000,000 (or in the case of the Term Facility, $1,000,000) and (II) to a Person which is then a Lender, a Lender Affiliate or an Approved Fund may be in any amount, (B) in the event of a sale of less than all of such rights and obligations, such Lender after such sale shall retain Commitments and/or Loans (without duplication) aggregating at least $1,000,000, and (C) each Assignee shall comply with the provisions of subsection 4.22 hereof; provided, further that the foregoing shall not prohibit a Lender from selling participating interests in accordance with subsection 11.6(a) in all or any portion of its Loans (without duplication). For purposes of clauses (A) and (B) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Commitments and Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 4.19,4.20,4.21,4.22 and 11.5). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement. Notwithstanding anything herein to the contrary (and to the extent permitted by law), after the occurrence of any Event of Default, any Lender may sell all or any part of its rights and obligations under this Agreement without the consent of the Company. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Company or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this subsection 11.6(b); provided that such designating Lender complies with subsection 4.22 and shall not be entitled to receive any greater amounts under this Agreement (including subsections 4.20 and 4.22) than the assigning Conduit Lender was entitled to receive immediately prior to such assignment in respect of the Loans subject to such assignment.

For the purposes of this subsection 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(d) The Administrative Agent acting on behalf of and as agent for the Company, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, the principal amount of any Term Loans, Swing Line Loans and/or Revolving Credit Loans owing to, and if such Lender has any Revolving Credit Commitments and/or the L/C Participating Interests owing to each Lender. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or L/C Participating Interests recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this agreement unless it has been recorded in the Register as provided in this paragraph. Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company. The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(f) The Company authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee or to any pledgee referred to in subsection 11.6(g) or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by confidentiality provisions at least as restrictive as those of subsection 11.14) any and all financial information in such Lender’s possession concerning the Company and its Subsidiaries which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender’s credit evaluation of the Company and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment (i) by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law and (ii) by a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this subsection 11.6.

(h) The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i) The Company, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however (i) that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period forbearance and (ii) the foregoing shall not prohibit or limit the ability of any such Person to file claims against a Conduit Lender in connection with any such proceeding.

11.7 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of any of its Term Loans, Revolving Credit Loans (other than payment of Swing Line Loans) or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s L/C Participating Interests, Term Loans or Revolving Credit Loans, as the case may be, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s L/C Participating Interests, Term Loans or Revolving Credit Loans, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Company notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.

(b) Upon the occurrence of an Event of Default specified in Section 9(a) or Section 9(f), the Administrative Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being hereby waived by the Company, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender or any of their respective Affiliates to or for the credit or the account of the Company or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Company hereunder and under the other Credit Documents and claims of every nature and description of the Administrative Agent or such Lender against the Company in any currency, whether arising hereunder, or otherwise, under any other Credit Document as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Company promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such Lender may have.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent. This Agreement shall become effective with respect to the Company, the Administrative Agent and the Lenders when the Administrative Agent shall have received a signature page of this Agreement executed by the Company and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

11.9 Integration. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

11.10 GOVERNING LAW; NO THIRD PARTY RIGHTS. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SUBSECTION 11.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

11.11 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SUBSECTION 11.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(iv) AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION;

(v) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

(vi) EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (a) ABOVE.

11.12 Acknowledgements. The Company hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) none of the Administrative Agent or any Lender has any fiduciary relationship to any Credit Party, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor; and

(c) no joint venture exists among the Lenders or among any Credit Parties and the Lenders.

11.13 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by subsection 11.1) to take any action requested by the Company having the effect of releasing any collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with subsection 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the L/C Obligations and the other obligations under the Credit Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and contingent indemnity obligations not due and payable) shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding, the collateral shall be released from the Liens created by the Guarantee and Collateral Agreement, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Credit Party under the Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.14 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as those of this Section, to any actual or prospective Transferee or any pledgee referred to in subsection 11.6(f) or any direct or indirect counterparty to any swap agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than in violation of this subsection 11.14), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Credit Document; provided that, unless prohibited by applicable law or court order, such Lender or the Administrative Agent shall use reasonable efforts to notify the Company of any disclosure pursuant to clauses (d) or (e).

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

11.15 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company and each other Credit Party, which information includes the name and address of the Company and each other Credit Party and other information that will allow such Lender to identify the Company and each other Credit Party in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

CITADEL BROADCASTING CORPORATION

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Senior Vice President and Chief Financial Officer

Credit Agreement Signature Page

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

Credit Agreement Signature Page

BANK OF AMERICA, N.A., as Co-Syndication Agent and as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

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DEUTSCHE BANK SECURITIES INC., as Co-Syndication Agent

By:	/s/ Authorized Signatory
Name:
Title:

By:	/s/ Authorized Signatory
Name:
Title:

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DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

By:	/s/ Authorized Signatory
Name:
Title:

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CREDIT SUISSE SECURITIES (USA) LLC, as Co- Documentation Agent

By:	/s/ Authorized Signatory
Name:
Title:

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

By:	/s/ Authorized Signatory
Name:
Title:

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THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

Credit Agreement Signature Page